Exhibit 10.35

Execution Copy

COLLABORATION AND LICENSE AGREEMENT

between

SONUS PHARMACEUTICALS, INC.

and

SCHERING AG

Dated: October 17th 2005

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (the “Agreement”) is made as of October 17, 2005 (the “Execution Date”) by and between Sonus Pharmaceuticals, Inc., a Delaware corporation (“Sonus”), and Schering AG, a German corporation (“Schering”).  Sonus and Schering are sometimes referred to collectively herein as the “Parties” or singly as a “Party.”

RECITALS

WHEREAS, Sonus has developed a novel formulation of paclitaxel, known as TOCOSOL® Paclitaxel, a cancer therapy product;

WHEREAS, Schering possesses substantial resources and expertise in the research, development, manufacturing, marketing and sale of pharmaceutical products; and

WHEREAS, Schering and Sonus desire to collaborate to develop, promote and commercialize the Product in the Territory for use in the Field;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

AGREEMENT

ARTICLE I
DEFINITIONS

The following terms as used in this Agreement shall, unless the context clearly indicates to the contrary, have the meaning set forth below:

“Act” means the United States Food, Drug and Cosmetics Act, as amended from time to time and regulations promulgated thereunder.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  For the purposes of this definition, a Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise.

“Applicable Laws” means all applicable laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority in the Territory, including but not limited to: laws, rules and regulations governing the import, export, development, manufacturing, marketing, distribution and sale of the Product in the Territory; all current Good Clinical Practices, Good Manufacturing Practices or current Good Laboratory Practices standards promulgated by the FDA or other Governmental Authorities, where applicable; U.S. export control laws and the U.S. Foreign Corrupt Practices Act and equivalent statutes of any other Governmental Authority; and, for the U.S., the Guidance of the U.S. Department of Health and Human Services, Office of Inspector General, entitled “Compliance Program for Pharmaceutical Manufacturers” released in April 2003, as it may be amended from time to time, and equivalent laws, regulations and guidances in other countries.

“Approval” means any approval (including, without limitation, Pricing Approvals), registration, license or authorization from any Governmental Authority required for the manufacture, development, Co-Promotion, distribution, sale, storage or transport of the Product in the Field in any country of the Territory, and shall include, without limitation, an approval, registration, license or authorization granted in connection with, any Approval Application.

“Approval Application” means the submission to the relevant Governmental Authority of an appropriate application seeking any approval, registration, license or authorization from any Governmental Authority required for the manufacture, development, Co-Promotion, distribution, sale, storage or transport of the Product in the Field in any country of the Territory, and shall include, without limitation, a marketing authorization application, supplementary application or variation thereof, Pricing Approval, NDA, HRD or any equivalent application in any country of the Territory.

“Audit Disagreement” has the meaning set forth in Section 8.03(d).

“Bankruptcy Event” has the meaning set forth in Section 16.02(c).

“Business Day” means a day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the States of Washington or New Jersey, US, or in Berlin, Germany.

“Clinical Development” means all activities relating to planning and execution of clinical studies in humans directed towards obtaining Approval of a Product, including but not limited to Phase 1 clinical trials, Phase 2 clinical trials, Phase 3 clinical trials and Phase 4 clinical trials but does not include any activities falling within the definition of CMC/Manufacturing or ISS Activities.

“CMC/Manufacturing” means the development of one or more processes for the manufacture and packaging of the Product for Preclinical Development, Clinical Development and Commercialization necessary to achieve a scale of [*] per aggregate batch, defined as the sum of the batch size capacities of development facilities.  This includes, without limitation, formulation, production, fill-finish, sourcing of plant, equipment, components, raw materials and packaging supplies, development of regulatory methods and controls, including assays, quality control and quality assurance methodology and stability protocols, and qualification and scale-up of one or more production facilities.

“CMC/Manufacturing Costs” means the Development Costs incurred by a Manufacturing Party or for its account consistent with the CMC/Manufacturing Plan and Budget and specifically attributable to the CMC/Manufacturing of the Product.

“CMC/Manufacturing Plan and Budget” means a written development plan and budget providing for the CMC/Manufacturing of the Product in the Territory, as updated, amended, supplemented and otherwise modified from time to time by the Steering Committee.

[*]                                 CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

“Commercialize” means to promote, market, use for commercial purposes, import, export, distribute and sell or offer to sell, or to the extent permitted under this Agreement to have any of those things done, and “Commercialization” has a corresponding meaning.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent and good faith efforts as would normally be expended by a reasonably prudent pharmaceutical company to accomplish a similar objective with respect to a product at a similar stage in its development or product life and of similar market potential, taking into account efficacy, safety, anticipated or approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the Product, the likelihood of Approval given the regulatory structure involved, the profitability of the Product and other relevant factors.

“Confidential Information” means Information and any other information and materials regarded by the disclosing Party as confidential (including, without limitation, information relating to the Sonus Technology) furnished by one Party to the other pursuant to this Agreement and all Information created or developed during the course of the Parties’ collaboration hereunder, whether in oral, written, graphic or electronic form.  Confidential Information shall not include any information which the receiving Party can prove by competent evidence:

(a)                                  is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

(b)                                 is known by the receiving Party, without obligations of confidentiality, at the time of receiving such information, as demonstrated by written evidence;

(c)                                  is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

(d)                                 is independently developed by the receiving Party without the aid, application or use of, the disclosing Party’s Confidential Information, as demonstrated by written evidence; or

(e)                                  is the subject of a written permission to disclose provided by the disclosing Party.

“Co-Promotion” means marketing and promotional activities with respect to the Product in the Field, including, without limitation, detailing of the Product.

“Core Development” means: (i) all Preclinical Development, Clinical Development, and regulatory affairs activities, regardless of where they are performed, which are part of the Core Development Plan for the Product for the Field and which the Steering Committee believes are reasonably necessary to obtain or maintain NDA Approval in the US for the Product for the Core Indications, and shall include, without limitation, any post-Approval studies required by a Governmental Authority with respect to such NDA Approval; and (ii) all ISS Activities to be performed in the US and which the Steering Committee believes are reasonably necessary or desirable for the Development of the Product in the Field in the US.

“Core Development Costs” means those Development Costs incurred in the performance of Core Development in accordance with the Core Development Plan and Budget.

“Core Development Plan and Budget” means a written development plan and budget providing for the performance of Core Development, as updated, amended, supplemented and otherwise modified from time to time by the Steering Committee in accordance with Section 5.02(b).

“Core Indications” shall mean those Indications for which the Parties wish to jointly develop the Product as part of their Core Development activities hereunder, which Indications are identified as Core Indications in the Initial Development Plan and Budget, together with such additional Indications as may be identified as Core Indications in the Core Development Plan as updated and modified from time to time in accordance with this Agreement.

“Development” and “Develop” shall refer to all activities relating to PreclinicaI Development, Clinical Development, regulatory activities, CMC/Manufacturing and ISS Activities.

“Development Costs” means the total of: (i) the cost of Development FTEs, calculated in accordance with Section 5.09(c); and (ii) Out-of-Pocket Costs, in each case incurred by a Party or for its account consistent with the Development Plan and Budget and specifically attributable to the Development of the Product.

“Development FTE” means a full-time equivalent person year for a person engaged in Development activities.  The Parties’ respective Development FTE costs shall be included in the applicable Development Plan and Budget and shall be reviewed and mutually agreed upon annually by the Steering Committee in accordance with Section 5.09(c).

“Development Plan and Budget” means: (i) the Core Development Plan and Budget; and (ii) the CMC/Manufacturing Plan and Budget, agreed upon by the Parties in accordance with Sections 5.02 and 5.03 respectively of this Agreement, as updated, amended, supplemented and otherwise modified from time to time by the Steering Committee in accordance with this Agreement.

“Execution Date” means the date first written above in the introductory paragraph of this Agreement.

“EMEA” means the European Medicines Evaluation Agency, or successor agency thereto.

“EU Approval” means receipt by Schering or its Affiliate or sublicensee of the EU Commission’s written decision granting Approval for the marketing and sale of the Product in the Field in the EU, or in the case of Approvals granted pursuant to the de-centralized procedure, the written decisions of all Major EU Member States granting Approval for the marketing and sale of the Product in the Field in their respective regulatory jurisdictions.

“European Union” or “EU” means the countries of the European Union as constituted from time to time.

“EU Commission” means the Commission of the European Communities or successor agency thereto.

“FDA” means the United States Food and Drug Administration or successor agency thereto.

“Field” means all uses of the Product for the diagnosis, prevention, treatment, cure or mitigation of all disease states, conditions, disorders and indications in humans or in animals.

“GAAP” means those generally accepted accounting principles in agreement with IFRSs.

“Generic Product” means a product which, if sold in the US on the Execution Date, would infringe a Valid Claim of a Sonus Patent.

“Good Clinical Practices” means the Good Clinical Practices guidelines published by the FDA, and published standards of the FDA (or other standards of the FDA that are generally recognized within the United States pharmaceutical industry) that relate to the conduct of clinical studies in humans.  Good Clinical Practices also includes similar standards, guidelines and regulations promulgated or otherwise required by Governmental Authorities in any country of the Territory that relate to the conduct of clinical studies in humans including, without limitation, the ICH Harmonised Tripartite Guideline for Good Clinical Practice, as amended from time to time.

“Good Manufacturing Practices” means current Good Manufacturing Practices as defined from time to time by the applicable FDA regulations in effect for the manufacture, handling, testing, storage and control of pharmaceutical materials as applied to “finished products” in the United States of America and the corresponding requirements of each Governmental Authority within the Territory.

“Good Laboratory Practices” means the current Good Laboratory Practices as defined by the applicable FDA regulations in effect for nonclinical laboratory studies that support applications for research and marketing of products regulated by the FDA in the United States of America and the corresponding requirements of each Governmental Authority in the Territory in which the Product is to be marketed and sold.

“Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member including, without limitation, the FDA for the United States, the EMEA and EU Commission for the EU and the MHLW for Japan.

“HRD” means a health registration dossier covering the Product for the Field, filed in any country in the Territory and which is analogous to an NDA.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRSs” mean international financial reporting standards, as published by the International Accounting Standards Board and its predecessor, the International Accounting Standards Committee.

“Improvements” means any and all developments, inventions or discoveries owned, controlled or licensed by Sonus, or its Affiliates, at any time during the Term hereof, which do not relate specifically to the Product but which may be of benefit to the Development or Commercialization of the Product, and shall include, but not be limited to, developments which may enhance the safety and/or efficacy of the Product, or a combination product or new formulation of the Product for use in the Field.

“IND” means an Investigational New Drug application required for approvals or authorizations from the FDA to commence human clinical testing of a drug, as defined by the FDA, or the equivalent application in another country.

“Indication” means a particular application of the Product in the Field.

“Information” means (i) techniques, data, and information relating to the Product, including, but not limited, to inventions, practices, methods, knowledge, know-how, skill, trade secrets, experience, test data including pharmacological, toxicological, preclinical and clinical test data; data, records and information derived from Preclinical Development, Clinical Development and ISS Activities; Approval Applications, adverse reactions, CMC/Process Development, analytical and quality control data, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions and, (ii) compounds, compositions of matter, assays and materials relating to the Product.

“Initial Development Plan and Budget” means the initial Development Plan and Budget concerning the Development of the Product set out in Schedule Ito this Agreement.

“Investigator Sponsored Study” or “ISS” means any clinical study with respect to the Product in the Field where the sponsor of the study is a physician or group of physicians acting as sponsor-investigator(s) and neither of the Parties nor any of their Affiliates or sublicensees accept the role of sponsor or co-sponsor of such a study.

“ISS Activities” means interactions with physicians relating to the conduct of Investigator Sponsored Studies (including discussion of potential Investigator Sponsored Studies) and the processing of appropriate agreements pursuant to which a Party provides support (in the form of funding or drug supply) for Investigator Sponsored Studies for the Product in the Field.

“Loss” means the losses as defined in Section 12.01.

“Major EU Member States” means Germany, France, Italy, Spain, United Kingdom, Belgium, The Netherlands and Luxembourg.

“Manufacturing Party” means the Party who is from time to time responsible for: (i) manufacture and supply of Product for use during Development, or (ii) manufacture and supply of Product for use during Commercialization.

“Marketing Plan” means the marketing plan as provided in Section 6.01.

“MHLW” means the Japanese Ministry of Health, Labor and Welfare, including the agency responsible for regulating the development and commercialization of human pharmaceuticals in Japan, and any successor agency.

“MHLW Approval” means receipt by Schering or its Affiliate or sublicensee of the official approval letter from the MHLW approving the marketing and sale of the Product in the Field in Japan under an HRD.

“NDA” means New Drug Application, as described in FDA regulations, 21 C.F.R.  50, including all amendments and supplements to the application.

“NDA Approval” means receipt by Schering, its Affiliate or permitted sublicensee of the official approval letter from the FDA approving the marketing and sale of the Product in the Field in the United States of America under an NDA or supplemental NDA, as applicable.

“Net Sales” means, for any period, the amount invoiced for sales by Schering, its Affiliates or sublicensees, of Product in the Territory to Third Parties less the following deductions:

(a)                                  distributors’ fees, fees paid to wholesalers or other entities in the chain of distribution, quantity discounts, cash discounts, chargebacks, rebates or allowances actually paid, granted, allowed or incurred in the ordinary course of business in connection with the sale of a Product;

(b)                                 allowances or credits to customers in the ordinary course of business in connection with the sale of a Product, not in excess of the selling price of such Product, on account of outdating, recall, market withdrawal, rejection, or return of such Product;

(c)                                  sales and excise taxes, customs brokers fees or customs duties paid by the selling Party, and any other governmental charges imposed upon the sale of a Product and paid by the selling Party;

(d)                                 transportation charges, and related charges such as insurance relating to the shipment of Product to the customer, and paid by the selling Party;

(e)                                  fees paid to governmental agencies based on the sales volume (expressed in units or currency) or selling price of a Product, such as Medicaid rebates paid to Medicaid authorities, and paid by the selling Party;

(f)                                    costs of customer programs such as cost effectiveness or patient assistance studies or programs designed to aid in patient compliance with medication schedules, in the ordinary course of business in connection with the sale of a Product; and

(g)                                 all actual bad debts.

Components of Net Sales shall be determined in the ordinary course of business and using the accrual method of accounting in accordance with GAAP.  Any deductions listed above which involve a payment by a party shall be taken as a deduction against aggregate sales for the period in which the payment or deduction is made.  Sales of a Product between the selling Party and its Affiliates or sublicensees shall be excluded from the computation of Net Sales.  Net Sales will be accounted for in accordance with IFRSs, consistently applied.

For the purpose of calculating a selling Party’s Net Sales, the Parties recognize that: (a) a Party’s customers may include persons in the chain of commerce who enter into agreements with a Party as to price even though title to the Product does not pass directly from a Party to such customers, and even though payment for such Product is not made by such customers directly to a Party, and (b) in such cases chargebacks paid by a Party to or through a Third Party (such as a wholesaler) can be deducted by a Party from gross revenue in order to calculate a Product’s Net Sales.

In the event that Schering or its Affiliates or sublicensees sells Product (or offers any rebate or discount or any other reduction in the price of Product) to a Third Party in return for any form of consideration other than money (for example, in return for obtaining more favorable pricing for Schering or its Affiliates or sublicensees on other products), then the amount of such reasonable value of such non-cash consideration will be included in assessing any payments due to Sonus as if such non-cash consideration were payment in cash for sales of the Product.

“Non-Core Development” means: (i) Preclinical Development, Clinical Development, or regulatory affairs activities that do not constitute Core Development but which are performed for the purpose of obtaining or maintaining Approval in the US, regardless of where such Preclinical Development or Clinical Development is actually performed; and (ii) ISS Activities performed in the US that do not constitute Core Development.

“Non-Core Development Costs” means Development Costs incurred in the performance of Non-Core Development.

“Operating Profits on US.  Net Sales” means the profits before interest and taxes of Schering from the sale of the Product in the United States determined in accordance with IFRSs.

“Out-of-Pocket Costs” means direct expenses paid or payable to Third Parties (other than employees or employees of an Affiliate) that are: (i) specifically identifiable and incurred in the Development of the Product in the Field in the Territory; and (ii) recorded as income statement items in accordance with IFRSs.  For avoidance of doubt, Out-of-Pocket Costs shall not include pre-paid amounts or capital expenditures-

“Patent” means all existing US patents and patent applications and all US patent applications hereafter filed, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any such patent applications, any reissue, re-examination, renewal or extension (including any supplemental protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing that are now owned or controlled or hereafter acquired or controlled by a Party or its Affiliates.  “Patents” also includes a Supplementary Certificate of Protection of a member state of the EU and any other similar protective rights in any other country.

“Patent Committee” means the patent committee established by the Parties pursuant to Section 9.04 of this Agreement.

“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

“Pharmacovigilance Agreement” means the pharmacovigilance agreement concerning exchange and reporting of pharmacovigilance information to be entered into by the Parties in accordance with Section 8.02 of this Agreement.

“Phase 3 Clinical Trial” has the meaning set forth in 21 CFR 312.21(c), as amended from time to time.

“Pivotal Trial” means the Phase 3 clinical trial of approximately 800 evaluable patients conducted under protocol number SON-8184-1075.

“Preclinical Development” means all activities relating to the planning and execution of non-human studies conducted in in vitro or in relevant in vivo animal models directed toward obtaining

Approval of a Product in each regulatory jurisdiction in the Territory.  This includes preclinical testing, pharmacokinetics, toxicology, documentary and medical writing directly related to Preclinical Development activities and related regulatory affairs.

“Pricing Approval” means, in countries of the Territory where Governmental Authorities may approve or determine pricing or pricing reimbursement for pharmaceutical products, and where such pricing or reimbursement approval is reasonably necessary for widespread sales of the Product, such approval or determination.

“Product” means the product known as TOCOSOL Paclitaxel, as more particularly described in Exhibit A, and any other formulation of unmodified paclitaxel that uses -tocopherol (vitamin E) to provide a sterile delivery vehicle.

“Product Launch” means the first sale of the Product in the Field in a country or regulatory jurisdiction in the Territory by or on behalf of Schering, or an Affiliate or permitted sublicensee of Schering after obtaining all required Approvals in such country or regulatory jurisdiction, including, without limitation, Pricing Approvals.

“Recall” means the recall of the Product as provided in Section 14.01.

“Royalty Term” means the period for which royalties are payable by Schering to Sonus, as described in Section 3.02(c) of this Agreement.

“ROW” means all countries, territories and geographical areas of the world, excluding the United States of America and its territories, commonwealths and possessions.

“Safety” means adverse experiences which are significant, unexpected (as defined in 21 C.F.R. § 314.80(a)), serious or life threatening or have a significant, unexpected (as defined in 21 C.F.R. § 314.80(a)), serious or life threatening toxicological effect on one or more body tissues.

“Sonus Know-How” means, with respect to the Product, Information owned, controlled or licensed by Sonus as of the Execution Date and at any time during the Term, which is not covered by the Sonus Patent Rights, but is necessary or useful to use, research, develop, manufacture, market, import for sale or Commercialize the Product, and shall include Improvements.

“Sonus Marks” means any trademarks owned by Sonus that it agrees may be used in connection with the promotion of the Product in the Territory pursuant to Section 2.03, alone or accompanied by any logo or design and any foreign language equivalents in sound or meaning, whether registered or not.

“Sonus Patent Rights” means, with respect to the Product, all rights owned, controlled or licensed by Sonus or its Affiliates under Patents as of the Execution Date and at any time during the Term of this Agreement, which are necessary or useful to use, research, develop, manufacture, market, import for sale or commercialize the Product in the Territory for use in the Field, and shall include Improvements.  A list of the Sonus Patents existing as of the Execution Date is set forth on Exhibit B.

“Sonus Technology” means the Sonus Patent Rights and the Sonus Know-How.

“Steering Committee” means the committee established pursuant to Section 5.01 below.

“Superior Efficacy Label” means a label for the Product approved by the appropriate Governmental Authority which includes language to the effect that the Product is superior as compared to Taxol with respect to the efficacy of treatment, as measured by objective response rate, duration of progression-free survival (or comparable endpoint), or duration of overall survival, for a particular Indication and which allows Schering to advertise and promote the Product with such a superiority claim compared to Taxol in accordance with Applicable Laws, and which does not, in other significant and clinically meaningful respects, taken as a whole, result in a materially less favorable profile for the Product than for corresponding data generated for Taxol in the applicable registrational trial.

“Territory” means the entire world.

“Term” has the meaning set forth in Section 16.01.

“Third Party” means any entity other than Sonus or Schering or an Affiliate or sublicensee of Sonus or Schering.

“United States” or “US” shall mean the United States of America and its territories and possessions, including but not limited to the District of Columbia and Puerto Rico.

“Valid Patent Claim” means, with respect to the Product any claim of any issued and unexpired patent included within the Sonus Patent Rights which has not been held revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable.

ARTICLE II

LICENSE; OTHER RIGHTS

Section 2.01                                Technology License Grant.  Subject to the terms and conditions of this Agreement, including Schering’s obligations under Article III, Sonus hereby grants to Schering, an exclusive (even as to Sonus) license, with the right to sublicense, under Sonus Technology to develop, make, have made, use, market, distribute, import, offer for sale, and sell the Product in the Territory for use in the Field.  The foregoing notwithstanding, Sonus retains (i) the right to Co-Promote the Product as provided in Section 6.03 below, provided that Sonus exercise the option to Co-Promote in accordance with Section 6.03 below; and (ii) the right to conduct Development and related activities and to manufacture and have manufactured the Product to the extent specifically provided for in this Agreement, subject to the terms and conditions hereof.

Section 2.02                                Sublicenses.  Nothing herein shall restrict Schering from distributing, marketing and selling Product through or with sublicensees, distributors or sales representatives; provided, however, that Schering shall not enter into a sublicense agreement with respect to the marketing or sale of the Product in the United States or the EU (except where such sublicense agreement is with an Affiliate) without first providing at least four (4) weeks’ written notice to Sonus of its intention to enter into such a sublicense agreement, such notice to include the name of the proposed sublicensee.  If Sonus, within two weeks of receipt of Schering’s notice, demonstrates in writing to Schering that the sublicensee lacks the necessary financial, regulatory or marketing resources or expertise to fulfill the obligations of Schering in the country or region in which the sublicense is to be granted, as and when such obligations arise, then Schering shall not, without the prior written agreement of Sonus, enter into the proposed sublicense agreement with such proposed sublicensee.  Any sublicense grant made by Schering hereunder shall be made subject to the applicable terms of this Agreement and shall impose restrictions and conditions upon sublicensees that are consistent with those imposed upon Schering by this Agreement.  Schering shall remain fully responsible for the performance and conduct of its sublicensees under the terms of this Agreement, including any breach of the terms hereof by such sublicensees.  Promptly after the execution of each sublicense, Schering will provide to Sonus a true and complete copy of such sublicense; provided that Schering may redact any financial and other information to the extent not required to enable Sonus to monitor compliance with this Agreement.

Section 2.03                                Trademarks.

(a)                                  Subject to the terms and conditions of this Agreement, including without limitation Section 6.04, Sonus hereby grants to Schering a non-exclusive royalty-free license and right to use the Sonus Marks in connection with the manufacture, use, Development and Commercialization of the Product in the Territory for use in the Field, with the right to sublicense to sublicensees in accordance with Section 2.02.  Nothing herein shall preclude Sonus or any of its licensees from using the Sonus Marks in the ordinary course of business for products other than the Product, or outside of the Field.

(b)                                 Schering acknowledges that the Sonus Marks being licensed to Schering pursuant to this Agreement belong to Sonus and that Schering shall have no rights in such Sonus Marks except pursuant to the license granted herein.  If Schering elects to use the Sonus Marks in connection with its Commercialization of the Product, Schering shall use the Sonus Marks in the exact form registered by Sonus, including without limitation, the ® symbol or TM symbol, as applicable.  Any other use of the Sonus Marks shall be subject to the prior written approval of Sonus, which shall not be unreasonably withheld or delayed.  All content or other specific graphic elements related to the Sonus Marks provided by Sonus shall remain the property of Sonus and shall be used only in the manner set forth in this Agreement except as otherwise approved by Sonus.

(c)                                  Schering shall not take any action inconsistent with Sonus’ exclusive ownership of the Sonus Marks.  Schering shall not publish, employ or cooperate in the publication of, any misleading or deceptive advertising material with regard to Sonus or the Sonus Marks.

Section 2.04                                Improvements.  Sonus shall promptly notify Schering of any Improvements and of any efforts by Sonus to patent Improvements in the Territory including, but not limited to, designation of the countries in which any patent application in respect thereof is to be filed- The ownership, prosecution and maintenance with respect to any patent application or technology in respect of such Improvement and any patent issued therefrom shall be handled in accordance with Article IX of this Agreement.  All intellectual property rights in Improvements, including under such patents and patent applications, shall become part of the Sonus Patent Rights and Sonus Know-How licensed hereunder, and Exhibit B shall be modified to reflect the addition of such patents.

Section 2.05                                Compliance with Applicable Laws.  Sonus and Schering, and their respective Affiliates, shall perform their obligations under this Agreement, including, without limitation, any Co-Promotion activities, in an effort to Develop and Commercialize the Product and perform all of their obligations hereunder with respect to the Product for the Field in the Territory in accordance with all Applicable Laws.  Neither Party nor its Affiliates shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Law.

ARTICLE III

LICENSE FEE, MILESTONE AND ROYALTY PAYMENTS

Section 3.01                                License Fee and Milestone Payments.  In partial consideration for the licenses granted under Article II, Schering shall pay to Sonus the amounts, and at the times, set forth in this Section.

(a)                                  Initial License Fee.  Within ten (10) Business Days of execution of this Agreement by both Parties, Schering shall deliver into escrow an initial license fee equal to Twenty Million Dollars ($20,000,000) pursuant to the terms of an escrow agreement provided by Schering (the terms of which shall be reasonably acceptable to Sonus) with an escrow agent selected by Schering (and reasonably acceptable to Sonus).  The terms of the escrow agreement will provide that (i) upon effectiveness of this agreement pursuant to Section 16.01(a) hereof, the initial license fee will be paid to Sonus and (ii) if termination of the waiting period or approval under the HSR Act is not received within six months from the date hereof the initial license fee shall be returned to Schering.

(b)                                 Product Milestone Payments.  Schering shall pay the following amounts within thirty (30) days after the first occurrence of each of the following Product-related milestones:

Milestone	Amount

(i) Product Launch in the United States following NDA Approval for a metastatic breast cancer (“MBC”) Indication with a Superior Efficacy Label	[*]

(ii) Product Launch in the United States following NDA Approval for a MBC Indication without a Superior Efficacy Label	[*]

(iii) Product Launch in the EU following EU Approval for a MBC Indication with a Superior Efficacy Label	[*]

(iv) Product Launch in the EU following EU Approval for a MBC Indication without a Superior Efficacy Label	[*]

(v) Product Launch in Japan following MHWL Approval for a MBC Indication with a Superior Efficacy Label	[*]

(vi) Product Launch in Japan following MHWL Approval for a MBC Indication without a Superior Efficacy Label	[*]

[*]                                 CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

Milestone	Amount

(vii) First dosing of a patient in a Phase 3 Clinical Trial to support NDA Approval for second Indication	[*]

(viii) Acceptance for filing by the FDA of an NDA for second Indication	[*]

(ix) Product Launch in the United States following NDA Approval for second Indication with a Superior Efficacy Label	[*]

(x) Product Launch in the United States following NDA Approval for second Indication without a Superior Efficacy Label	[*]

(xi) Product Launch in the EU following EU Approval for second Indication with a Superior Efficacy Label	[*]

(xii) Product Launch in the EU following EU Approval for second Indication without a Superior Efficacy Label	[*]

(xiii) Product Launch in Japan following MHWL Approval for second Indication with a Superior Efficacy Label	[*]

(xiv) Product Launch in Japan following MHWL Approval for second Indication without a Superior Efficacy Label	[*]

In no event shall any milestone payment be paid more than once.  Except for milestone payments expressly stated to be made for a second Indication in this Section 3.01(b), payments will be made only for the first Indication for which the Product is developed regardless of the number of Indications for which the Product is developed.  Each set of two milestones listed at (i) and (ii), (iii) and (iv), (v) and (vi), (ix) and (x), (xi) and (xii) and (xiii) and (xiv) respectively are alternative and not cumulative milestones and only one of each set of milestone payments is payable, provided however, that if, in the case of each set of two milestones: (I) the second milestone (namely the milestone referring to Approval “without a Superior Efficacy Label”) is reached before the first milestone of that set (namely the milestone referring to Approval “with a Superior Efficacy Label”); and (II) the first milestone of that set is subsequently reached on the basis of further data from the same Phase 3 Clinical Trial for which the Approval described in the second milestone of that set was reached, then, within thirty (30) days of such first milestone having been met, Schering shall pay to Sonus the difference between the milestone payment already paid for the second milestone of that set and the milestone payment payable for the first milestone of that set.  Only milestone payments falling due and payable during the Term of the Agreement are payable.  Payments made under this Section 3.01 are not refundable and will not be credited against any other payments payable by Schering under the terms of this Agreement except to the extent expressly provided for in this Agreement.

[*]                                 CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

(c)                                  Sales Milestone Payments.  Schering shall pay the following amounts upon the occurrence of the following sales related milestones:

Milestone	Amount

Annual Worldwide Net Sales of at least [*]	[*]

Annual Worldwide Net Sales of at least [*]	[*]

Annual Worldwide Net Sales of at least [*]	[*]

Annual Worldwide Net Sales shall be determined on a calendar year basis.  As provided in Section 3.02(f) below, Schering shall provide Sonus with a report of Net Sales within sixty (60) days of the end of each calendar quarter, which report shall include payment of the applicable milestone payment in the event the milestone is achieved by the end of the quarter for which the report relates.  The above milestone payments shall be cumulative but in no event shall any milestone payment be paid more than once.  For example, if annual Net Sales in the Territory following NDA Approval were: Year 1 – [*], Year 2 – [*], Year 3 – [*] and Year 4 – [*], Sonus would receive [*] sales milestone payment for Year 1, a [*] sales milestone payment for Year 2, [*] sales milestone payment for Year 3 and a [*] milestone payment for Year 4.

Section 3.02                                Royalty Payments

(a)                                  Royalty Payments for U.S. Net Sales.  In the event Sonus does not elect to exercise its Co-Promotion rights pursuant to Section 6.03 below, in addition to the other consideration provided for herein, and subject to the other terms of this Agreement, Schering shall pay to Sonus a royalty on U.S. Net Sales of the Product, in the following amounts:

U.S. Annual Net Sales	Royalty (% of U.S. Net Sales)
On that portion of U.S. Annual Net Sales from [*] to [*]	15%
On that portion of U.S. Annual Net Sales from [*] to [*]	20%
On that portion of U.S. Annual Net Sales from [*] to [*]	25%
On that portion of U.S. Annual Net Sales above [*]	30%

(b)                                 Royalty Payments on ROW Net Sales.  In addition to the other consideration provided for herein, and subject to the other terms of this Agreement, Schering shall pay to Sonus a royalty equal to fifteen percent (15%) of Net Sales of the Product in the countries of the ROW Territory.

[*]                                 CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

(c)                                  Royalty Term.  All royalties payable by Schering to Sonus shall be paid, on a country-by-country basis, from the date of Product Launch by Schering or an Affiliate or sublicensee of the Product in a particular country until the later of: (i) ten (10) years from the date of Product Launch in such country; and (ii) the last to expire of any Sonus Patent containing a Valid Claim which covers the use or sale of the Product in such country.

(d)                                 No Valid Claim:  For countries in which, at any time during the Royalty Term, there is no Sonus Patent containing at least one Valid Claim which covers the use or sale of the Product, the applicable royalty on Net Sales of the Product in that country shall, for the period during which there is no such Sonus Patent containing at least one Valid Claim, be reduced in accordance with the terms of this Section 3.02(d) as follows:

(i)                                     For as long as there is no Generic Product sold in the applicable country, the royalty payable in the applicable country during the Royalty Term shall be [*] of the royalty rate provided for in Section 3.02(a) or 3.02(b), as the case may be, and;

(ii)                                  For as long as a Generic Product is sold in the applicable country, the royalty payable in the applicable country during the Royalty Term shall be [*] of the royalty rate provided for in Section 3.02(a) or 3.02(b), as the case may be.

(e)                                  License following Expiration.  Upon expiration of the Royalty Term in each country as described above, Schering shall thereafter have an exclusive (even as to Sonus), paid-up license under Sonus Know-How to make, have made, use, sell, offer for sale, have sold and import the Product in that country.  This Section 3.02(e) shall survive the expiration of this Agreement.

(f)                                    Royalty Reports and Payments.  Schering shall make royalty payments to Sonus within sixty (60) days after the end of each calendar quarter in which Net Sales occurred.  A report summarizing the Net Sales of the Product during each relevant quarter, on a country-by-country basis, shall be delivered to Sonus within sixty (60) days following the end of each calendar quarter for which royalties are due in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation, withholding taxes, if any, required to be withheld, the method used to calculate the royalty payment, any discounts, rebates, or other amounts included in calculating Net Sales, and the exchange rates used.

(g)                                 Exchange Rate; Manner and Place of Payment.  All payments to be made by Schering pursuant to this Section 3.02 shall be payable by Schering to Sonus in United States Dollars by wire transfer to a bank account designated in writing by Sonus at least ten (10) Business Days before such payment is due and payable.  The calculation of royalty rates within Schering is based upon EUR.  Therefore, where payments are based on Net Sales in countries other than the member states of the European Monetary Union, the amount of such Net Sales expressed in the currency of each country shall be converted into EUR at the Euro Foreign Exchange Reference Rates published by the European Central Bank in Frankfurt / Main Germany on the last Business Day of the applicable calendar quarter.  The resulting EUR amount will be converted into USD again at the Euro Foreign Exchange Reference Rates published by the European Central Bank in Frankfurt / Main Germany on the last Business Day of the applicable calendar quarter.

These Euro Foreign Exchange Reference Rates are, as of the Execution Date, published on Reuters screen <ECB37>.  If no Euro Foreign Exchange Reference Rate is determined for the relevant currency, the Parties shall agree upon another reference rate.

(h)                                 Taxes.  All taxes levied on account of the royalties and other payments accruing to Sonus under this Agreement shall be paid by Sonus for its own account, including taxes levied thereon as income to Sonus.  If provision is made in law or regulation for withholding on payments due to Sonus, such tax shall be deducted from the royalty payment or other payment made by Schering and paid to the proper taxing authority and a receipt of payment of the tax secured promptly delivered to Sonus.  Each Party agrees to provide reasonable assistance to the other Party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

ARTICLE IV

STOCK PURCHASE

Section 4.01                                Purchase and Sale of Stock.  Concurrently with the execution and delivery of this Agreement, Sonus and Schering shall enter into a Stock Purchase Agreement and Registration Rights Agreement in the form of Exhibit C and Exhibit D, respectively, attached hereto (the “Stock Purchase Agreement” and “Registration Rights Agreement” respectively), whereby Sonus shall issue and deliver to Schering Berlin Venture Corporation a number of shares of Common Stock of Sonus equal to Fifteen Million Six Hundred and Seventy-Eight Thousand Dollars ($15,678,000) divided by the closing sales price of the Common Stock of Sonus on the last trading day preceding the closing date under the Stock Purchase Agreement and issue and deliver to Schering a Warrant to purchase 975,000 shares of Common Stock of Sonus.

ARTICLE V

DEVELOPMENT

Section 5.01                                Steering Committee

(a)                                  Formation of the Steering Committee.  Within fifteen (15) days after the Execution Date, the Parties shall establish the Steering Committee.  The Steering Committee shall consist of an equal number of representatives of Sonus and Schering to be agreed upon from time to time.  Each member shall have the appropriate background and expertise to contribute to the deliberations and decisions of the Steering Committee.  Each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend meetings of the Steering Committee as appropriate to provide input with respect to matters on the agenda.  Non-member representatives will not have the power to vote on matters before the Steering Committee.  Regardless of the number of representatives from each Party on the Steering Committee, each Party shall have one vote on each issue.  The Parties may rotate their respective representatives on the Steering Committee to ensure that the Steering Committee is comprised, at all times, of members whose backgrounds, experiences and expertise are appropriate in light of the progressive stages of Development and Commercialization of the Product in the Field in the Territory.  One of the Schering members of the Steering Committee, chosen at the sole discretion of Schering, along with one of the Sonus members of the Steering Committee, chosen at the sole discretion of Sonus, shall serve as co-chairs of the Steering Committee.

(b)                                 Functions of the Steering Committee.  The Steering Committee shall function as a forum for the Parties to inform and consult with one another concerning progress of and changes to Development, to the Core Development Plan and Budget, and to the CMC/Manufacturing Plan and Budget.  The Parties shall also inform and consult with one another with respect to progress in meeting Development goals, dealing with obstacles to successful Development, and the status of obtaining Approvals.  The Steering Committee shall also function as a forum for Schering to keep Sonus informed of progress in the Development of the Product in the ROW and Commercialization of the Product in the Territory.  The following specific functions shall be delegated to the Steering Committee:

(i)                                     Plan, coordinate and oversee the Core Development and the CMC/Manufacturing of the Product;

(ii)                                  Review and approve updates yearly to the Core Development Plan and Budget, which plan and budget will specify in reasonable detail the Core Development to be undertaken by the Parties, and the allocation of such activities between the Parties;

(iii)                               Review and approve updates yearly to the CMC/Manufacturing Plan and Budget, which plan and budget will specify in reasonable detail the CMC/Manufacturing activities to be undertaken by the Parties, and the allocation of such activities between the Parties;

(iv)                              Review and approve any amendments to the Core Development Plan and Budget and/or the CMC/Manufacturing Plan and Budget that are not covered in the yearly updates.

(v)                                 Adopt and oversee the operation of the Pharmacovigilance Agreement (required pursuant to Section 8.02) consistent with the requirements for regulatory compliance in all countries of the Territory.

(vi)                              Receive reports from any Party who is performing Non-Core Development, on the progress of such Non-Core Development.

(vii)                           Receive reports from Schering on the Development of the Product in the ROW; and provide summary of reports.

(viii)                        Receive reports from Schering on marketing and sale of the Product in the Field in the Territory.

(c)                                  Meetings of the Steering Committee.  Meetings of the Steering Committee shall be held quarterly, and may be called by either Party with not less than ten (10) Business Days notice to the other unless such notice is waived, and meetings shall alternate between the offices of Sonus in Bothell, Washington and the offices of Schering’s Affiliate in Montville, New Jersey, unless otherwise agreed.  The Parties may meet by telephone or videoconference rather than in person if both Parties agree.  In addition to the quarterly meetings, the Steering Committee may be polled, or consulted from time to time by means of telecommunication or correspondence.  Each Party will disclose to the other proposed agenda items reasonably in advance of each meeting of the Steering Committee.  Each Party shall bear its own costs for participation in the Steering Committee.

(d)                                 Limitation on Steering Committee Authority.  Notwithstanding the creation of the Steering Committee, each Party to this Agreement shall retain the rights, powers and discretions granted to it hereunder, and the Steering Committee shall not be delegated or vested with any such rights, powers or discretions unless such delegation or vesting is expressly provided for herein or the Parties expressly so agree in writing.  The Steering Committee shall not have the power to amend or modify this Agreement, which may be amended or modified only as provided in Section 17.10.

(e)                                  Resolution of Disputes.  If the Steering Committee cannot reach a unanimous decision with respect to the Development matters delegated to it within ten (10) Business Days, then the disputed matter shall promptly be referred to a senior manager of each Party designated by such Party for resolutions.  If the senior managers are unable to resolve such matter within ten (10) Business Days after one Party notifies the other of its desire to have the matter referred to such senior managers, then the decision of Schering’s senior manager shall control, provided, however, that the following decisions must be by unanimous consent of the Parties and shall not be subject to the final decision of Schering’s senior manager: (i) any decision to add or remove a Core Indication from the Core Development Plan; (ii) any decision which would have the effect of increasing the Core Development Costs and/or the CMC/Manufacturing Costs by an aggregate amount of [*]; and (iii) any other decision which would increase in any material respect the duties, obligations, or responsibilities of Sonus pursuant to the Core Development Plan or Budget or pursuant to the CMC/Manufacturing Plan and Budget.

Section 5.02                                Core Development

(a)                                  Each of Sonus and Schering agree to co-operate in the Core Development of the Product and to use Commercially Reasonable Efforts to bring the Product to market in the US.  Sonus and Schering each agree to use Commercially Reasonable Efforts to execute and substantially perform the obligations assumed by each of them under the Core Development Plan and Budget.  All Preclinical and Clinical Development, including all clinical trials other than the Pivotal Trial, shall be conducted by the Parties, as determined by the Steering Committee.  All ISS Activities shall be conducted by Schering.  The Pivotal Trial shall be conducted by Sonus under the supervision of the Steering Committee.  Promptly following the Execution Date, Sonus shall transfer legal title to all data from completed studies of the Product to Schering, provided however, that (subject to Section 5.08(a)), Sonus shall assign and transfer to Schering all of Sonus’ right, title and interest in and to, and sponsorship of, U.S. IND 60,980 for the Product at the time of first NDA Approval of the Product.  The NDA will be developed and prepared for submission by Schering in collaboration with Sonus as provided in the Core Development Plan and Budget.  Promptly following the conclusion of the Pivotal Trial, Sonus shall transfer legal title to all data from the Pivotal Trial to Schering.

(b)                                 Core Development of the Product shall be governed by a Core Development Plan and Budget to be agreed upon by the Parties within three (3) months of the Execution Date, such Core Development Plan and Budget to be consistent with the Initial Development Plan and Budget attached hereto as Schedule I.  The Core Development Plan and Budget shall be updated annually by the Steering Committee, and submitted by October 1 in each calendar year to the Parties for review and approval not later than sixty (60) days after such submission.  The Core Development Plan and Budget may also be amended, supplemented and otherwise modified from time to time by the Steering Committee in accordance with this Agreement.

[*]                                 CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

The Core Development Plan and Budget shall provide a reasonably detailed written time-line for each step to be achieved with respect to the performance of Core Development, the estimated Core Development Costs and the description of the final Product.

Section 5.03                                CMC/Manufacturing

(a)                                  Each of Sonus and Schering agree to co-operate in the CMC/Manufacturing of the Product and to use Commercially Reasonable Efforts to bring the Product to market in the US.  Sonus and Schering each agree to use Commercially Reasonable Efforts to execute and substantially perform the obligations assumed by each of them under the CMC/Manufacturing Plan and Budget.

(b)                                 CMC/Manufacturing of the Product shall be governed by a CMC/Manufacturing Plan and Budget to be agreed upon by the Parties within three (3) months of the Execution Date, such CMC/Manufacturing Plan and Budget to be consistent with the Initial Development Plan and Budget attached hereto as Schedule I.  The CMC/Manufacturing Plan and Budget shall be updated annually by the Steering Committee, and submitted by October 1 in each calendar year to the Parties for review and approval not later than sixty (60) days after such submission.  The CMC/Manufacturing Plan and Budget may also be amended, supplemented and otherwise modified from time to time by the Steering Committee in accordance with this Agreement.  The CMC/Manufacturing Plan and Budget shall provide a reasonably detailed written time-line for each step to be achieved with respect to the performance of CMC/Manufacturing, the estimated CMC/Manufacturing Costs and the description of the final Product.

Section 5.04                                Non-Core Development

(a)                                  If either Party wishes to pursue any Preclinical Development or Clinical Development for the purposes of obtaining Approval in the US or any ISS Activities in the US that are not included in the Core Development Plan, that Party will provide to the other Party and the Steering Committee written details of the proposed Preclinical Development or Clinical Development or ISS Activity and including a trial outline for any proposed Clinical Development and the following provisions shall apply:

(i)                                     If the Party who has not proposed the activity has objective medical or ethical reasons to oppose such Development activity or can reasonably demonstrate that the performance or outcome of any such proposed Development activity could jeopardize the interests of such other Party in the Product, then within thirty (30) days of receipt of notice of such proposed Development, it shall provide to the Party proposing the Development activity and to the Steering Committee written notice of such objection and the grounds for objection.

(ii)                                  In the event that the proposing Party, notwithstanding the notice of objection provided by the other Party, wishes to pursue such Development activity, the Steering Committee shall determine whether such Development activity shall be permitted.  No such Development activity shall be commenced unless or until the Steering Committee (or the senior managers of the Parties as applicable) have determined that it shall be allowed to proceed.  If the Steering Committee resolves that the Development activity should be allowed to proceed, the Parties shall then agree, within a further thirty (30) days whether to add such Development activity to the Core Development Plan.  If the Parties do not agree to so add the Development activity, then such Development activity shall be deemed to be Non-Core Development and the following provisions shall apply: (x) the Party who wishes to proceed with such Non-Core Development (the “Continuing

Party”) shall be entitled to proceed with such Non-Core Development at its own cost and expense; and (y) if the Non-Core Development results in an NDA Approval, the other Party shall, within thirty (30) days of the date of such NDA Approval, pay to the Continuing Party a sum equal to A plus B, where A equals [*] of the Non-Core Development Costs incurred by the Continuing Party in the performance of the applicable Non-Core Development; and (B) equals [*] of A, provided however, that if Schering is the Continuing Party in the performance of Non-Core Development, Sonus may, within six (6) months of the commencement by Schering of the applicable Non-Core Development, provide notice to Schering of Sonus’ intention to participate in such Development, in which case, on payment by Sonus of [*] of the Non-Core Development Costs incurred by Schering for the first six months of such Development together with interest at the rate set out in Section 8.03(b) of this Agreement, such Non-Core Development shall, with effect from the end of such initial six (6) month period become Core Development, and the provisions of Sections 5.02 and 5.09(a) shall apply.

Section 5.05                                Other CMC/Manufacturing Activities.  Any CMC/Manufacturing activities not included in the CMC/Manufacturing Plan and Budget may be performed by the Manufacturing Party at its own cost and expense.

Section 5.06                                Development in ROW.  Schering will use Commercially Reasonable efforts to obtain Approvals in all major commercial markets in the Territory as soon as practicable and shall be responsible at its sole cost and expense for the performance of all Preclinical and Clinical Development and all ISS Activities in the ROW.

Section 5.07                                Performance of Development

(a)                                  Each Party agrees to perform its obligations set out in this Article 5 in compliance with Applicable Laws.  Each Party shall have the right, at reasonable frequency and on reasonable advance notice to the other Party, during or following the conduct of Preclinical Development, Clinical Development or CMC/Manufacturing of the Product, to visit the site or sites at which such Preclinical Development, Clinical Development or CMC/Manufacturing has been or is being conducted, subject to any contractual restrictions imposed by any Third Party.  During such visits the visiting Party shall have the right to examine all data, documents and records relating to the Product to determine whether the activities have been or are being conducted in compliance with the protocol or protocols in the Development Plan and Budget and in compliance with Applicable Laws.  Recommendations of the visiting Party shall be given due consideration by the other Party.

(b)                                 In the event that either Party fails to perform or ceases to perform its obligations set forth in this Article 5, and fails to commence such performance within a reasonable time of receipt of written notice from the other Party pursuant to Section 16.02(b), then (but without prejudice to any other rights of the other Party) the other Party shall have the right to perform, or cause one or more of its Affiliates to perform, such obligations.  The reasonable expenses incurred by the performing Party in performing the obligations of the non-performing Party shall be recovered by the performing Party on a dollar-for-dollar basis.  However, if the nonperforming Party is Sonus, Schering shall recover reasonable expenses incurred through reduction of the milestone payments and royalty payments next due to Sonus pursuant to Article III.

[*]                                 CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

The performing Party shall be entitled to reasonable cooperation and assistance from the non-performing Party, including, without limitation, assignment to the performing Party of sponsorship of Approval Applications if necessary to permit the exercise of the performing Party’s rights hereunder.

Section 5.08                                Approval Applications and Approvals

(a)                                  Clinical Development.  Except in the case of the Pivotal Trial, Schering shall be responsible for preparing, filing and prosecuting all Approval Applications for permission to conduct Clinical Development in such countries of the Territory which require such applications to be filed and where Schering, in good faith and in the exercise of reasonable business judgment, determines it is commercially reasonable to do so.  With respect to the US and any other country where Sonus has an Approval Application on file with a Governmental Authority, Sonus shall transfer such Approval Application to Schering promptly following the request of Schering, provided that, from and after the Execution Date, Schering shall have authority and control with respect to any such Approval Applications and, prior to transfer to Schering, all communications and interactions with Governmental Authorities by Sonus with respect to such Approval Applications shall be reviewed and approved in advance by Schering.

(b)                                 Cooperation.  The Parties shall consult and cooperate (including, in the case of Sonus, providing such commercially reasonable assistance as Schering shall reasonably request) in the preparation of each Approval Application and in obtaining and maintaining Approval Applications in the Territory, provided however, that, except with regard to the Pivotal Trial, prior to and following Approval of an Approval Application, Schering shall be solely responsible for interactions with Governmental Authorities throughout the Territory.  Subject to the foregoing, Schering shall provide Sonus and Sonus shall provide Schering (until transfer of Approval Applications for permission to conduct Clinical Development and thereafter solely in respect of the Pivotal Trial) with reasonable advance notice of any scheduled meeting with the FDA relating to any Approval Application, and Sonus or Schering, as applicable, shall have the right to participate in any such meeting.  In the event that any Governmental Agency threatens to or initiates an action to remove the Product from the market in any country of the Territory, Schering shall notify Sonus of such communication within three Business Days of receipt by Schering.  As between the Parties, Schering shall be the legal and beneficial owner of all Approval Applications and Approvals in the Territory.

Section 5.09                                Costs of Development

(a)                                  Core Development Costs and CMC/Manufacturing Costs.  All Core Development Costs and CMC/Manufacturing Costs shall be shared equally by the Parties, including Development Costs incurred by Sonus as of the Execution Date in the performance of the Pivotal Trial, provided however, that such Development Costs incurred by Sonus in the performance of the Pivotal Trial will be shared solely to the extent that such costs are included in the Core Development Plan and Budget.  Each Party shall calculate and maintain records of Core Development Costs and CMC/Manufacturing Costs incurred by it in accordance with procedures to be agreed upon by the Parties.  Accounting by Schering for Core Development Costs and CMC/Manufacturing Costs shall be in accordance with IFRSs consistently applied.  Accounting by Sonus shall be in accordance with US generally accepted accounting principles consistently applied.  Each Party shall report quarterly to the other on Core Development Costs and CMC/Manufacturing Costs, with such reports to be submitted within thirty (30) days of the end of each calendar quarter.  At the end of each calendar year, the Parties shall assess the Core Development Costs and CMC/Manufacturing Costs incurred and documented by each Party.  In the event that either Party disagrees with the assessment, then the Chief Financial Officer of Sonus and the Head of Corporate Accounting of Schering shall meet and attempt to resolve the disagreement.  If the Chief Financial Officer and Head of Corporate Accounting are unable to resolve the disagreement, it shall then be resolved in the same manner as an Audit Disagreement pursuant to Section 8.03(d).  Each Party shall also have the right to audit the Core Development Costs and the CMC/Manufacturing Costs and any Non-Core Development Costs reported by the other Party pursuant to Section 8.03(d).  Each Party shall pay to the other Party the net amount of its share of Core Development Costs or CMC/Manufacturing Costs within sixty (60) days of its receipt of each report referred to in this Section 5.09(a).

(b)                                 Non-Core Development Costs.  Any Party who performs Non-Core Development shall calculate and maintain records of the Non-Core Development Costs incurred by it in accordance with procedures to be agreed upon by the Parties.  Accounting by Schering for Non-Core Development Costs shall be in accordance with IFRSs consistently applied.  Accounting by Sonus shall be in accordance with US generally accepted accounting principles consistently applied.  Any Party who performs Non-Core Development shall report quarterly to the other on Non-Core Development Costs with such reports to be submitted within thirty (30) days of the end of each calendar quarter.  At the end of each calendar year, the Parties shall assess the Non-Core Development Costs incurred and documented by each Party.  In the event that either Party disagrees with the assessment, then the Chief Financial Officer of Sonus and the Head of Corporate Accounting of Schering shall meet and attempt to resolve the disagreement.  If the Chief Financial Officer and Head of Corporate Accounting are unable to resolve the disagreement, it shall then be resolved in the same manner as an Audit Disagreement pursuant to Section 8.03(d).  Each Party shall also have the right to audit the Non-Core Development Costs reported by the other Party pursuant to Section 8.03(d).  Except as otherwise provided in Section 5.04, each Party shall be responsible for its Non-Core Development Costs.

(c)                                  Costs of Development FTEs.  Within three (3) months of the Execution Date, the Parties shall agree upon methods of calculating the costs of Development FTEs (on a function-by-function basis if appropriate), including, without limitation, the annual total of hours on which the calculation of Development FTEs is based and the annual cost of each Development FTE.

(d)                                 Engagement of Third Parties

(i)                                     In the course of its business, Sonus regularly uses Third Parties to perform certain Development activities.  Subject to Section 5.09(d)(ii) below, Sonus may continue to do so during the course of this Agreement, provided, however, that Schering shall be notified in advance of the identity of the Third Party, and that Schering shall have the right to evaluate and approve of the Third Party (such approval not to be unreasonably withheld or delayed), and that the Third Party agrees that all results of the Third Party activities (including all intellectual property) will, as between Sonus and the Third Party, be vested, without limitation, encumbrance or restriction, in Sonus.  For the avoidance of doubt, the Parties hereby agree that the provisions of the preceding sentence apply only to Third Party contracts entered into by Sonus on or after the Execution Date.

(ii)                                  Sonus shall notify Schering in writing fifteen (15) days prior to entering into a material contract with a Third Party to perform any Development activities allocated to Sonus under the Core Development Plan and Budget or the CMC/Manufacturing Plan, unless such contract may be canceled or terminated by Sonus without penalty on sixty (60) days or less notice.  During the fifteen (15) day period following such notice from Sonus, Schering shall have the right to offer to perform itself such Development activities that Sonus proposed to contract to a Third Party.  If Schering decides to offer to perform such Development activities, it shall notify Sonus in writing during such fifteen (15) day period and shall include with such notice the terms of its offer to perform such Development activities.  Sonus shall have no obligation to accept such an offer, but shall consider any such offer in good faith and negotiate towards entering into an agreement with Schering if Schering’s offer and capabilities are economically and operationally equivalent to those of such Third Party.  All other things being equal, Sonus shall accept Schering’s offer if it is no more expensive than such Third Party’s offer, and if Schering commits to finish such activities in substantially equal or less time than agreed to by the Third Party identified by Sonus.

ARTICLE VI

COMMERCIALIZATION

Section 6.01                                Marketing Plan.  Schering, in cooperation with Sonus, shall in accordance with Schering’s internal planning procedures, but in no event later than the date of submission of the NDA for the Product, prepare a marketing plan for the Product to support Product Launch in the Territory, which shall include, without limitation, a list of marketing studies to be conducted in connection with the Product, marketing strategies, plans for implementing marketing strategies, distribution strategies, product launch plans and budget for each commercially important geographic region included in the Territory (the “Marketing Plan”).  Schering shall provide Sonus at least annually an updated Marketing Plan.  The Marketing Plan may be amended from time to time as proposed by Schering.  Sonus will have the opportunity to review and provide comments with respect to the Marketing Plan and any updates and amendments thereto, and will provide such comments to Schering within thirty (30) days following Sonus’ receipt of each version of the Marketing Plan.  Schering shall give good faith consideration to Sonus’ comments regarding the Marketing Plan.  The responsibilities and costs associated with developing and implementing the Marketing Plan shall be the sole responsibility of Schering.

Section 6.02                                Schering’s Promotion and Marketing Obligations.  Schering agrees to use Commercially Reasonable Efforts to promote the sale, marketing and distribution of the Product in the Territory consistent with the Marketing Plan.  Except as provided in Section 6.03 relating to the Co-Promotion rights of Sonus, Schering shall be solely responsible for all costs and expenses incurred in connection with the marketing, sales and distribution of the Product in the Territory.  Schering shall promptly advise Sonus of any issues that materially and adversely affect Schering’s ability to market the Product in the Territory.  In such event, the Parties shall meet and in good faith discuss what actions should be taken in light of such issues.  Schering agrees to mark all Product labeling and promotional materials as being developed by and under license from Sonus.

Section 6.03                                Co-Promotion.  Sonus shall have the option, in its discretion, to Co-Promote the Product in the Field in the United States.  Sonus shall exercise its Co-Promotion right, if at all, by providing Schering at least ninety (90) days prior written notice, which written notice must be delivered on or before the submission of the first NDA to the FDA under this Agreement, Upon the election of Sonus to exercise its right of Co-Promotion of the Product in the United States, Schering and Sonus shall have co-exclusive responsibility for promoting sales of the Product in United States, subject to the terms and conditions of this Agreement.  The Parties shall co-operate in connection with the Co-Promotion of the Product based upon the principle of maximizing profits from sales of the Product.  In connection with such Co-Promotion, the marketing efforts of Sonus shall be consistent with the overall market strategy established by Schering.  The Co-Promotion Agreement shall cover at least the following topics: budget for the Co-Promotion activities of both Parties; the Parties’ advertising and detailing responsibilities; the physician audience to which the Parties’ respective sales representatives will target their detailing calls; and a process for auditing the Parties’ respective detailing call efforts.  In the event that Sonus elects to exercise its Co-Promotion right, the Parties shall share all costs of commercializing the Product in the United States and will share in all US Operating Profits: [*] Schering and [*] Sonus, and Schering shall not be required to pay any royalties to Sonus on Net Sales of the Product in the United States.  By way of clarification, Schering shall be solely responsible for booking all sales of the Products in the United States and elsewhere in the Territory.

Section 6.04                                Trademarks.  Schering shall select and use its own trademarks, in connection with the promotion of the Product under this Agreement (the “Schering Marks”).  Schering will own the Schering Marks and any domain names incorporating such trademarks used by Schering in connection with marketing and sale of the Products in the Territory, and all goodwill associated therewith.  Sonus will not have, assert or acquire any right, title or interest in or to any of the Schering Marks or make any use of the Schering Marks, except that Sonus may reference the Schering Marks in connection with its general business activities related to the Product and except as otherwise agreed by the Parties.  Schering shall be responsible for the costs of prosecuting, maintaining and enforcing any of the Schering Marks.  If mutually agreed by the Parties, Schering may use the Sonus Marks in connection with its promotion of the Product in the Territory, subject to Section 2.03, and Sonus may use Schering Marks in connection with its Co-Promotion of the Product in the United States, in accordance with the Co-Promotion Agreement to be negotiated between the Parties pursuant to Section 6.03 above.

ARTICLE VII

MANUFACTURE AND SUPPLY

Section 7.01                                Manufacture and Supply by Sonus.  Until such time (if any) as Schering shall exercise its option to assume responsibility for manufacture and supply of Product pursuant to Section 7.05 below, Sonus shall be responsible for CMC/Manufacturing of Product (including management of Third Party contractors and suppliers) but subject to all other provisions of this Agreement.  From the Execution Date of this Agreement, Sonus shall manufacture, or arrange for manufacture of Product and supply Product to Schering or to Schering’s designee for use in connection with Development and for the Commercialization of the Product in each applicable country of the Territory.  Sonus will not enter into any Third Party contract relating to the manufacture of the Product without Schering’s consent, which shall not be unreasonably withheld or delayed.  All CMC/Manufacturing plans, the implementation of such plans, and all changes to manufacturing plans and processes shall be subject to the approval of the Steering Committee.  Regardless of whether Schering exercises its option to manufacture or have manufactured the Product pursuant to Section 7.05 below, Schering shall be responsible, at its own cost, for all capital expenditures incurred by Schering in scaling up manufacture of the Product or establishing new manufacturing facilities for the Product to the extent such activities are not included in the CMC/Manufacturing Plan and Budget.

[*]                                 CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

Section 7.02                                Manufacturing and Supply Agreement.  Within three (3) months of the Execution Date, the Parties shall enter into a manufacturing and supply agreement to cover the supply of Product to Schering by Sonus hereunder, such agreement to include a Quality Assurance Agreement.

Section 7.03                                Approvals for Manufacturing.  Schering shall be responsible for preparing all Approval Applications to obtain, or causing a Third Party manufacturer to make all necessary filings to obtain, Approval for the manufacture of the Product as part of the Approval Application for the Product.  At the reasonable request of Schering, Sonus will provide draft submissions for filing to Schering and will provide, or have provided to Schering, whatever other technical support and expertise Schering reasonably deems necessary to effectively obtain Approval for the manufacture of the Product as part of the Approval for the Product.  Schering shall have authority and control with respect to all filings to obtain Approval for the manufacture of the Product.  Subject to the foregoing, Schering shall provide Sonus and Sonus shall provide Schering with reasonable advance notice of any scheduled meeting with the FDA, EMEA or other Governmental Authority in a major regulatory jurisdiction relating to any filing to obtain Approval for the Product, and Sonus or Schering, as applicable, shall have the right to participate in any such meeting.  Once Approval Applications have been submitted, Sonus shall not make or permit to be made any manufacturing process changes with respect to the Product unless such manufacturing process changes are approved in advance by Schering in writing.

Section 7.04                                Pricing.  Until such time, if any, as Schering shall exercise its option to assume responsibility for manufacture and supply of the Product pursuant to Section 7.05 of this Agreement, Sonus shall supply all of Schering’s requirements of Product [*] together, after first Product Launch, with [*] as the Parties shall agree in the manufacturing and supply agreement to be negotiated pursuant to Section 7.02 above.  Notwithstanding the foregoing, if Schering has not, within [*] of Product Launch in the US, exercised the option to manufacture or have manufactured provided for in Section 7.05 below, then, except where Schering’s failure to exercise the option is due to a restriction in any Third Party contract entered into by Sonus prior to the Execution Date which would prevent Schering from assuming responsibility for manufacture of all requirements of the Product in the Territory, Schering and Sonus shall re-negotiate the manufacturing and supply agreement provided for in Section 7.02 to allow Sonus to charge [*] for the manufacturing and supply services provided by Sonus thereunder and not otherwise reimbursed by Schering.

Section 7.05                                Schering Option.  Notwithstanding anything to the contrary herein, Schering may, at any time, by delivery of written notice to Sonus, elect to become the Manufacturing Party hereunder in respect of the Product and to make or have made the Product.  Subject to the terms of all relevant Third Party contracts related to manufacture of the Product, such election shall become effective on the date specified in such notice, whereupon Sonus will be deemed to have transferred and assigned to Schering (and will promptly transfer to Schering) all Information regarding Sonus Know-How and all Third Party contracts related to the manufacture of the Product, subject to the terms of all relevant Third Party contracts.  In the event that Schering wishes to use property, plant and equipment of Sonus dedicated to the manufacture of the Product, Sonus shall sell such property, plant and equipment to Schering at fair market value.  Anything herein to the contrary notwithstanding, nothing herein shall be deemed to constitute an assignment of any third Party contract that requires consent to assignment.

[*]                                 CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

ARTICLE VIII

INFORMATION AND REPORTS

Section 8.01                                Information and Reports during Development and Commercialization.  Schering and Sonus will disclose and make available (subject to any confidentiality agreements or requirements of law) to each other without charge all preclinical, clinical, regulatory, marketing, pricing, sales and other Information including copies of all preclinical and clinical reports held by Schering or Sonus directly concerning the Product within the Field at any time during the Term of this Agreement.

Each Party shall own and maintain its own database of clinical trial data accumulated from all clinical trials of the Product for which it was responsible, and of adverse drug event information for the Product.  At the option of the requesting Party, such data shall be provided in a computer readable format by the providing Party to the extent available.  Without limiting the foregoing, each Party shall supply to the other the Information required by the other Party and reasonably requested by it (either as a routine practice or as a specific request) for purposes of compliance with regulatory requirements.  With respect to Information concerning Commercialization, Schering agrees to keep Sonus regularly informed on all such activities in accordance with the requirements of Article VI of this Agreement.

Section 8.02                                Adverse Drug Event Reporting.

(a)                                  Following execution of this Agreement, the Parties will develop and adopt a Pharmacovigilance Agreement specifying the roles and responsibilities of both Parties for adverse event reporting to assure compliance with regulatory requirements in the Territory.  Each Party shall advise the other Party, under the terms of the Pharmacovigilance Agreement, if it becomes aware of any potentially serious or unexpected adverse event (including adverse drug experiences, as defined in 21 C.F.R. § 314.80 or other applicable regulations) involving the Product.  After the Product Launch, Schering shall have the sole responsibility for pharmacovigilance for marketed Product, including but not limited to: (i) monitoring such adverse events; and (ii) making any reports to the Governmental Authorities in the Territory in accordance with Schering’s Standard Operating Procedures relating to adverse event reporting.

In the event either Party requires information regarding adverse events in connection with the preparation or filing of reports required to be filed by it in order to comply with Applicable Laws, including obligations to report adverse events to the Governmental Authorities, each Party agrees to provide such information to the other on a timely basis.

Section 8.03                                Records of Revenues and Expenses.

(a)                                  Each Party will maintain complete and accurate records which are relevant to revenues, costs, expenses and payments on a country-by-country basis in the Territory under this Agreement and such records shall be open during reasonable business hours for a period of two (2) years from creation of individual records for examination at the other Party’s expense and not more often than once each year by a firm of certified public accountants selected by the other Party, for the sole purpose of verifying for the inspecting Party the correctness of calculations and classifications of such revenues, costs, expenses or payments made under this Agreement.  Each Party shall bear its own costs related to such audit; provided that, for any underpayments greater than five (5) percent by the other Party, the other Party shall pay to the inspecting Party the amount of underpayment, interest as provided in Section 8.03(b) below and the inspecting Party’s out-of-pocket expenses.  For any underpayments of less than five (5) percent by the other Party found under this section, the other Party shall pay to the inspecting Party the amount of underpayment only.  Any overpayments by the other Party will be refunded by the inspecting Party.  Any records or accounting information received from the other Party shall be Confidential Information for the purposes of Section 10.01 Results of any such audit shall be provided to both Parties subject to the confidentiality obligations of Section 10.01.

(b)                                 Due Date; Interest.  Any payments due under this Agreement shall be due on such date as specified in this Agreement and, in the event such date is a day on which commercial banks are not authorized to conduct business in either the States of Washington or New Jersey or the city of Berlin, Federal Republic of Germany, then the next succeeding Business Day.  Any failure by a Party to make such payment within ten (10) Business Days after the date when due shall obligate such Party to pay computed interest to the receiving Party at a rate per annum equal to the Prime Rate as publicly announced by the Bank of America on Reuters Screen “US PRIME” on the due date or the next Business Day computed on the basis of a 356/360 year, such interest to be due and payable upon tender of payment.

(c)                                  Payment to or Reports by Affiliates.  Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by either Party to the other shall be made to or by an Affiliate of that Party if designated by that Party as the appropriate recipient or reporting entity, without relieving the other Party from responsibility for such payment or report.; provided however, that this Section shall not have any adverse tax, accounting, or cash flow impact to the other Party.

(d)                                 Audits; Disputes.  If there is any dispute between the Parties following any audit pursuant to Section 8.03(a) above, either Party may refer the issue (an “Audit Disagreement”) to an independent certified public accountant for resolution.  In the event an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures:

(i)                                     The Party submitting the Audit Disagreement for resolution shall provide written notice to the other that it is invoking the procedures of this Section.

(ii)                                  Within thirty (30) days of giving such notice, the Parties shall jointly select a recognized independent international accounting form to act as an independent expert to resolve such Audit Disagreement.

(iii)                               The Audit Disagreement submitted for resolution shall be described by the Parties to the independent expert, which description may be in written or oral form, within ten (10) Business Days of the selection of such an independent expert.

(iv)                              The independent expert shall render a decision on the matter as soon as practicable.

(v)                                 the decision of the independent expert shall be final and binding unless such Audit Disagreement involves alleged fraud, or breach of this Agreement or interpretation of any of the terms and conditions of this Agreement other than accounting terms and definitions.

(vi)                              All fees and expenses of the independent expert, including any Third Party support staff, or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by each Party in inverse proportion to the disputed amounts awarded to the Party by the independent expert through such decision.  For example, Party A disputes $100, the independent expert awards Party A $60: Party A must pay forty (40) percent and Party B sixty (60) percent of the independent expert’s costs.

ARTICLE IX

PATENTS AND TRADEMARKS

Section 9.01                                Prosecution and Maintenance of Patents.  Sonus shall, at Sonus’ expense, be responsible for prosecuting and maintaining the Sonus Patent Rights in the countries in the Territory set forth on Exhibit B; provided however, that upon written request by Sonus, Schering shall, at no cost or expense to Schering, provide such assistance as may be reasonably necessary and as Schering is reasonably capable of providing to enable Sonus to comply with the administrative formalities necessary to maintain any Sonus Patent Rights.  Schering may request that Sonus file patent applications in additional countries in the Territory if commercially practicable, at Schering’s expense.  Sonus shall keep Schering advised as to the status of the Sonus Patent Rights by providing Schering, in a timely manner prior to their due date, with copies of all official documents and correspondence relating to the prosecution, maintenance, and validity of the Sonus Patent Rights.  Schering shall have twenty (20) Business Days after receipt to review and comment on such official documents and correspondence.  Sonus shall give good faith consideration to Schering’s comments regarding patent-related documents, provided however that the ultimate decision relating to patent-related documents shall remain with Sonus in its discretion, subject always to Section 9.04 and the other terms of this Agreement.  The foregoing notwithstanding, Sonus shall not abandon prosecution of any patent application within the Sonus Patent Rights without first notifying Schering sixty (60) days prior to any bar date, of Sonus’ intention and reason therefore, and providing Schering with reasonable opportunity to assume responsibility for prosecution, maintenance and associated costs of such patents and patent applications.  In the event that Schering does agree to assume responsibility for the prosecution, maintenance and associated costs of any such patent application, then Sonus shall transfer to Schering, free of charge, its rights and ownership in such patent application, and such patent application and any patents arising therefrom shall no longer form part of the Sonus Patent Rights.  Sonus shall use Commercially Reasonable Efforts to ensure that any patent application filed outside of the US prior to a filing in the US will be in a form sufficient to establish the date of original filing as a priority date for the purposes of a subsequent filing in the US.  Sonus shall use Commercially Reasonable Efforts to ensure that any patent application filed in the US prior to a filing outside the US will be in a form sufficient to establish the date of original filing as a priority date for the purpose of a subsequent filing in any contracting state of the Paris Convention.

Section 9.02                                Maintenance of Marks.  Sonus shall, at its sole expense, register and maintain the Sonus Marks in those countries in the Territory where the Parties have agreed the Sonus Marks will be used in connection with the promotion and sale of the Product by Schering; provided however, that upon written request by Sonus, Schering shall provide such assistance as may be reasonably necessary to enable Sonus to comply with the administrative formalities necessary to maintain any Sonus Marks.

Section 9.03                                Patent and Technology Ownership.  Each Party shall remain the sole owner or licensee, as applicable, of all technology, discoveries, patent applications, patents, know-how and inventions owned or controlled by such Party on the Execution Date and shall have no rights in or to technology, discoveries, patent applications, patents, know-how and inventions owned by the other Party except as specifically provided by this Agreement.  The entire right and title in all technology arising out of work performed by the Parties in the course of conducting activities pursuant to this Agreement (i) conceived by employees or others acting solely on behalf of Sonus or its Affiliates shall be owned solely by Sonus (ii) conceived by employees or others acting solely on behalf of Schering or its Affiliates shall be owned solely by Schering, and (iii) conceived by employees or others acting jointly on behalf of Sonus and Schering, or their respective Affiliates, shall be owned jointly by Sonus and Schering, provided however, that neither Party may license rights in any technology which is jointly owned without the prior written consent of the other Party, except that Schering may license such rights as part of a permitted sublicense pursuant to Section 2.02 of this Agreement.

Section 9.04                                Cooperation of the Parties.  Each Party agrees to cooperate fully in the preparation, filing, and prosecution of any Patents under this Agreement.  Such cooperation includes, but is not limited to:

(a)                                  executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of Patents set forth in Section 9.03 above and to enable the other Party to apply for and to prosecute patent applications in any country; and

(b)                                 promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, or prosecution of any such patent applications.

(c)                                  promptly, and reasonably in advance of the intended date for submission of such application to a governmental patent authority, disclosing to the other Party any Patent application disclosing inventions made jointly by the Parties.

(d)                                 cooperating with each other in regard to maximizing the duration of and extending the term of Patent coverage, including, without limitation, assembling and prosecuting one or more applications for Patent term extension in the US and any other countries where such extension is available.

Within three (3) months of the Execution Date, the Parties agree to establish a patent committee (“Patent Committee”) comprised of intellectual property experts from Sonus and Schering for the purpose of providing a forum for the Parties to consult with each other on patent strategy and to agree on procedures for the filing and maintenance of Patents covering joint inventions of the Parties.

Section 9.05                                New Patent Filings.

(a)                                  Each Party, at its own cost, shall prepare, file, prosecute and maintain Patents to cover inventions made during the Term solely by its own employees or consultants, and shall use reasonable efforts to file initially all such applications in the US or the appropriate forum under the circumstances.  If a Party elects not to file, prosecute or maintain any such Patent in any country, the Party shall give the other Party notice thereof within a reasonable period prior to allowing such Patent to lapse, become abandoned or become unenforceable.  The other Party, at its sole discretion and cost, may file, prosecute or maintain such

Patent in its own name, in which case the Party shall transfer, free of charge, its right and ownership in such Patent in the applicable country to the other Party.

(b)                                 Schering shall have the right to file, prosecute and maintain Patents to cover inventions made jointly by personnel of Sonus and Schering or by consultants or other Third Parties providing services to Sonus and Schering jointly in the course of their collaboration under this Agreement (collectively “Joint Patents”) in the name and on behalf of Schering and Sonus.  The Parties shall bear equally all external costs and expenses related to the filing, prosecuting and maintenance of Joint Patents worldwide, provided however, that either Party may elect not to share in the costs and expenses related to the filing, prosecuting and maintenance of any such Joint Patent in any country, in which case the other Party may at its own cost file, prosecute or maintain such Patent in its own name in the applicable country, and the Party which does not share in the costs and expenses shall transfer, free of charge, its right and ownership in such Joint Patent in the applicable country to the other Party.

Section 9.06                                Enforcement Rights.

(a)                                  Notification of Infringement.  Each Party shall give prompt notice to the other of any Third Party act which comes to its attention that may infringe or threaten to infringe either the Sonus Technology, the Joint Patents or the Sonus Marks in the Territory, and shall provide such other Party with all available evidence of such infringement.

(b)                                 Enforcement in the Territory - Patents.  Schering shall have the right, but not the obligation, to institute, prosecute and control, at its own expense and by counsel of its own choice, any action or proceeding with respect to infringement of any Sonus Patents, Schering Patents or Joint Patents covering the manufacture, use, importation, sale or offer for sale of any Product being Developed or Commercialized in the Territory during the Term.  Sonus shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If Schering fails to bring any such action or proceeding or otherwise take appropriate action to abate such infringement within a period of one hundred eighty (180) days of notice by Sonus to Schering requesting action, Sonus will have the right, but not the obligation, to bring and control, at its own expense and by counsel of its own choice, any such action or proceeding relating to Sonus Patents or Joint Patents.  Schering shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If one Party brings any such action or proceeding, the other Party agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give the first Party reasonable assistance and authority to file and prosecute the suit.  Any damages or other monetary awards recovered pursuant to this Section 9.06(b) shall be allocated first to the costs and expenses of the Party bringing suit, then to the costs and expenses, if any, of the other Party.  Any amounts remaining shall be distributed as follows: compensatory damages shall be treated as Net Sales in the country and calendar quarter received and punitive and exemplary damages shall be paid equally to Schering and Sonus.

(c)                                  Enforcement in the Territory - Sonus Marks.  Sonus shall have the right, but not the obligation, to institute, prosecute and control, at its own expense and by counsel of its own choice, any action or proceeding with respect to infringement of the Sonus Marks.  Schering shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If Sonus fails to bring such action within a period of one hundred eighty (180) days of notice by

Schering requesting action, Schering shall have the right, but not the obligation, to bring and control, at its own expense and by counsel of its own choice, any such action or proceeding relating to the Sonus Marks to the extent that the Sonus Marks are used by Schering in the Commercialization of the Product.  Sonus shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If one Party brings any such action or proceeding, the other Party agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give the first Party reasonable assistance and authority to file and prosecute the suit.  Any damages or other monetary awards recovered pursuant to this Section 9.06(c) shall be allocated first to the costs and expenses of the Party bring suit, then to the costs and expenses, if any, of the other Party.  Any amounts remaining shall be paid equally to Sonus and Schering.

Section 9.07                                Infringement Claimed By Third Parties.  In the event a Third Party asserts that a patent, trademark or other intangible right owned by it is infringed by any Product in the Territory, Sonus and Schering will be jointly responsible for defending against any such assertions, including selection of counsel and development of strategy.  The Parties shall share equally the cost and expense of defense, including attorneys fees but no settlement may be entered into without the written consent of both Parties, which shall not be unreasonably withheld or delayed.  Subject to the preceding sentence, Sonus agrees to defend, indemnify and hold harmless Schering from and against all losses, damages, liabilities, costs and expenses incurred by Schering in connection with any judicial or administrative proceeding instituted by a Third Party against Schering based on the manufacture, use or sale by Schering of the Product.  .The Parties agree that, if any Third Party is successful in any such claim, and Schering is ordered to make any payments to such Third Party in connection therewith, then (without prejudice to any other remedies available to Schering pursuant to this Agreement), any such payments may be offset or deducted from the payment obligations of Schering to Sonus under the Agreement.

ARTICLE X

CONFIDENTIALITY

Section 10.01                          Confidentiality.  During the Term and for a period of ten (10) years thereafter, each Party shall maintain all Confidential Information of the other Party as confidential and shall not disclose any such Confidential Information to any Third Party or use any such Confidential Information for any purpose, except (a) as expressly authorized by this Agreement, (b) as required by law, rule, regulation or court order (provided that the disclosing Party shall first notify the other Party and shall use Commercially Reasonable Efforts to obtain confidential treatment of any such information required to be disclosed), or (c) to its Affiliates and its employees, agents, consultants and other representatives (“Representatives”) to accomplish the purposes of this Agreement, so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein.  Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement.  Each Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that it and its Affiliates and Representatives do not disclose or make any unauthorized use of the other Party’s Confidential Information.  Each Party shall be responsible for any breach of this Agreement by its Representatives.  Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information,

Section 10.02                          Disclosure of Agreement.  Neither Party shall release to any Third Party or publish in any way any non-public information with respect to the terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except for the disclosure by a Party of the terms of this Agreement to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party, provided such Party obtains a signed confidentiality agreement with any such financial institution with respect to such information on terms substantially similar to those contained in this Article X, and either Party, in its sole discretion, may disclose terms of this Agreement to potential permitted assignees, provided that they obtain a signed confidentiality agreement with respect to the information disclosed on terms substantially similar to those contained in this Article X.  Nothing contained in this paragraph shall prohibit either Party from filing this Agreement as required by the rules and regulations of the Securities and Exchange Commission, national securities exchanges or the Nasdaq National Market or any Applicable Law, provided the disclosing Party discloses only the minimum information required to be disclosed in order to comply with such requirements, including requesting confidential treatment for appropriate provisions of this Agreement (after reasonable consultation with the other Party) and filing this Agreement in redacted form.  Where materiality of disclosure requires a press release or other disclosure pertaining to this Agreement, the disclosing Party shall (without prejudice to the provisions of Section 17.12 below) give at least three (3) Business Days’ advance notice to the other Party, unless otherwise required by Applicable Law.

Section 10.03                          Use of Names.  Neither Party shall use the name of the other Party in relation to this transaction in any written public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld or delayed, provided, however, that either Party may use the name of the other Party in any document filed with a Governmental Authority, including the FDA and the Securities and Exchange Commission, in which case Schering shall be referred to as “Schering AG, Germany”.  Sonus agrees not to use the name “Schering” in relation to this transaction in any press release, written public announcement or other public document without the prior written approval of Schering, which approval shall not be unreasonably withheld or delayed, unless otherwise required by Applicable Law.  Nothing in this Section 10.03 shall restrict either Party from using the name of the other Party in any written public announcement, press release or other public document relating to any press release or statement permitted pursuant to Section 17.12.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

Section 11.01                          Corporate Power.  Each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

Section 11.02                          Due Authorization.  Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

Section 11.03                          Binding Obligation.  Each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the rights of creditors generally, and by general principles of equity.  The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it, subject to compliance with and filings under the HSR Act.

Section 11.04                          Ability to Carry Out Obligations.  Each Party hereby represents and warrants that there are no actions, suits or proceedings pending or, to its knowledge, threatened against it or its Affiliates that affect its ability to carry out its obligations under this Agreement.

Section 11.05                          Compliance with Laws.  Each Party hereby represents and warrants that its activities in connection with this Agreement will be carried out in compliance with any applicable federal, state or local laws, regulations or guidelines covering the relevant conduct.

Section 11.06                          Sonus Representations.  Sonus represents and warrants that as of the Execution Date:

(a)                                  it is the sole owner of all right, title and interest in and to the Sonus Technology and the Sonus Marks, and that no such rights are licensed from a Third Party;

(b)                                 except as it may have previously disclosed to Schering in writing, it has not received any notices of infringement or any written communications from a Third Party relating to a possible infringement with respect to the Product, and that it is not aware that the manufacture, use or sale of the Product infringes any Third Party patent rights;

(c)                                  it has not granted any license under the Sonus Technology, nor has it granted any license to use the Sonus Marks, for the Product in the Territory for use in the Field to any Third Party and is under no obligation to grant any such license;

(d)                                 it does not own or license any patents or patent applications not included in the Sonus Patents which would be infringed by the manufacture, use or sale of any Product or the practice of any methods or processes covered by the Sonus Technology by Schering or its Affiliates;

(e)                                  to its knowledge, all patents included in the Sonus Patents are valid and in full force and effect and it is unaware of any publications or activities or any prior art or any fact, including without limitation, patents, articles, and public uses or sales, by it or others, which would or might invalidate any claim(s) of any patent or patent application included in the Sonus Patents;

(f)                                    it has not received notice that any patent application within the Sonus Patent Rights is the subject of any pending interference, opposition, cancellation or other protest proceeding;

(g)                                 Sonus has provided Schering with all material information and data relating to the Product and on-going clinical trials of the Product in Sonus’ possession or control (excluding written attorney-client privileged documents), including, without limitation, all information concerning efficacy, side effects, injury, toxicity or sensitivity, reaction and incidents or severity thereof, associated with any clinical use, studies, investigations or tests with the Product (animal or human), whether or not determined to be attributable to the Product, and has not withheld any information that would make any information provided by Sonus misleading in any material respects;

(h)                                 to its knowledge, neither it, nor any of its employees, officers, subcontractors or consultants who have rendered services relating to the Product (i) have been debarred or convicted of a crime for which an entity or person could be debarred under 21 U.S.C.  Section 335(a), or (ii) have been under indictment for a crime for which a person or entity could be debarred under 21 U.S.C.  Section 335(a); and

(i)                                     In the course of Developing the Product, to its knowledge has not conducted, and during the course of this Agreement it will not knowingly conduct, any Development activities in material violation of Applicable Laws;

(j)                                     to its knowledge, it has obtained all right, title and interest in and to all rights to the Product and the Sonus Technology, free and clear of any Third Party rights, and of any liens, encumbrances or rights to repurchase;

(k)                                  to its knowledge, no outstanding notice, citation, summons or order has been issued, no outstanding complaint has been filed, no outstanding penalty has been assessed and no investigation or review is pending or threatened by any government authority or other person with respect to any alleged violation by Sonus related to the Product or any law, ordinance, rule, regulation, code or order of any government authority.

ARTICLE XII

INDEMNIFICATION

Section 12.01                          Schering Indemnified by Sonus.  Sonus shall indemnify and hold Schering harmless from and against any Third Party liabilities or obligations, damages, losses, claims, encumbrances, costs or expenses (including reasonable attorneys’ fees) (any or all of the foregoing herein referred to as “Loss”) insofar as a Loss or actions in respect thereof, whether existing or occurring prior to, on or subsequent to the Execution Date, arises out of or is based upon (a) any misrepresentation or breach of any of the representations, warranties, covenants or agreements made by Sonus in this Agreement (b) Sonus manufacturing, marketing, sale, distribution or promotion of the Product or (c) the negligence or willful misconduct of Sonus, except Losses to the extent caused by Schering’s negligence or willful misconduct, or for which Schering indemnifies Sonus pursuant to Section 12.02.

Section 12.02                          Sonus Indemnified by Schering.  Schering shall indemnify and hold harmless Sonus from and against any Loss insofar as such Loss or actions in respect thereof, whether existing or occurring prior to, on or subsequent to the date hereof, arises out of or is based upon (a) any misrepresentation or breach of any of the representations, warranties, covenants or agreements made by Schering in this Agreement or (b) Schering’s manufacturing, marketing, sale, distribution or promotion of the Product or (c) the negligence or willful misconduct of Schering, except Losses to the extent caused by Sonus’ negligence or willful misconduct, or for which Sonus indemnifies Schering pursuant to Section 12.01.

Section 12.03                          Conditions to Indemnification.  A person or entity that intends to claim indemnification under this Article XII (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee, whether or not such claim is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense, or if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to differing interests between such Indemnitee and any other person represented by such counsel in such proceedings.  The indemnity agreement in this Article XII shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably.  The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, only to the extent prejudicial to its ability to defend such action, shall relieve such Indemnitor of liability to the Indemnitee under this Article XII, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article XII.  The Indemnitee under this Article XII, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification.  Any actions taken or payments made by an Indemnitor hereunder shall be without prejudice to the Indemnitor’s right to contest the Indemnitee’s right to indemnification and subject to refund if the Indemnitor is ultimately held not to be obligated to indemnify the Indemnitee.

Section 12.04                          Limitations.

(a)                                  Limited Warranty.  THE WARRANTIES HEREIN ARE IN LIEU OF ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, AND EXCEPT AS SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, TITLE OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

(b)                                 Limitation of Liability.  NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY, PUNITIVE OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  The foregoing is not intended to limit the indemnification obligations of either Party for such damages claimed by a Third Party or to limit a Party’s liability for breach of its obligations under Article X (Confidentiality).

ARTICLE XIII

ADDITIONAL COVENANTS

Section 13.01                          Sales Forecasts.  Commencing on the date of the initial Product Launch and continuing through the Term, Schering shall provide Sonus with an annual sales forecast for the Product in each country within the Territory, which sales forecast shall be updated quarterly.  Product forecasts shall be considered good faith estimates of Product sales based on information available to Schering and shall not be binding on Schering.

Section 13.02                          Noncompetition.  During the Term, both Parties agree not to, directly or indirectly, through one or more Third Parties, market or sell to end users any competing products in the Territory, provided however, that if Schering has sublicensed the Product in a country in accordance with Section 2.02 of this Agreement, then the sale by Schering of a “competing product”.  shall not constitute a breach of this Section 13.02.  A “competing product” means any cancer therapy product that includes paclitaxel as its active ingredient for use in the treatment or prevention of cancer.

Section 13.03                          Rights of First Negotiation.

(a)                                  Schering Right.  If Sonus wishes, at any time during the Term, to grant a license to any Third Party with respect to Sonus’ proprietary formulation of a camptothecin derivative using Sonus’ TOCOSOL technology (“Camptothecin”), Sonus shall first provide Schering with written notice of its wish to grant such license to a Third Party together with a summary of key data relating to Camptothecin.  If Schering, within four weeks of receipt of such written notice, confirms that it is interested in obtaining rights to Camptothecin and submits to Sonus a written term sheet proposing terms for such license, Sonus and Schering shall enter into good faith negotiations with respect to the licensing of Camptothecin on the terms proposed in the Schering term sheet.  If, within three months of receipt by Schering of the original written notice from Sonus, the Parties have not agreed upon the terms of any licensing agreement with respect to Camptothecin, Sonus shall be free to negotiate and enter into a licensing agreement with any Third Party with respect to Camptothecin, provided however, that Sonus may not enter into such a licensing agreement with a Third Party on terms less favorable to Sonus (taken as a whole) than the terms proposed by Schering without first offering Schering the opportunity to enter into such license agreement on such terms less favorable to Sonus.

(b)                                 Sonus Right.  Schering shall, within three (3) years of the Execution Date, nominate to Sonus a product or compound owned or controlled by Schering that is at an equivalent stage of development, as of the Execution Date, as Camptothecin and that Schering intends to license to a Third Party (the “Schering Product”).  Schering shall first provide Sonus with a summary of key data relating to the Schering Product.  If Sonus, within four weeks of receipt of such written notice, confirms that it is interested in obtaining rights to the Schering Product and submits to Schering a written term sheet proposing terms for such license, Schering and Sonus shall enter into good faith negotiations with respect to the licensing of the Schering Product on the terms proposed in the Sonus term sheet.  If, within three months of receipt by Sonus of the original written notice from Schering, the Parties have not agreed upon the terms of any licensing agreement with respect to the Schering Product, Schering shall be free to negotiate and enter into a licensing agreement with any Third Party with respect to the Schering Product, provided however, that Schering may not enter into such a licensing agreement with a Third Party on terms less favorable to Schering (taken as a whole) than the terms proposed by Sonus without first offering Sonus the opportunity to enter into such license agreement on such terms less favorable to Schering.

ARTICLE XIV

PRODUCT RECALL

Section 14.01                          Product Recalls or Withdrawal.  If at any time or from time to time any Governmental Authority of any country requests either Party or an Affiliate of either Party or a sublicensee of Schering to recall the Product, or if a voluntary recall is contemplated (a “Recall”), the Party to whom such request is made or the Party contemplating such Recall, as the case may be, shall immediately notify the other Party, it being understood and agreed that each Party shall have rights to initiate a recall if required by Applicable Laws.  Any Recall in the Territory involving investigational clinical trial activities conducted by Sonus shall be carried out by Sonus in as expeditious a manner as reasonably possible to preserve the goodwill and reputation of the Product and the goodwill and reputation of the Parties.  Any other Recall in the Territory shall be carried out by Schering in as expeditious a manner as reasonably possible to preserve the goodwill and reputation of the Product and the goodwill and reputation of the Parties.  Unless otherwise required by law, Schering shall in all events be responsible for conducting any Recalls in the Territory, market withdrawals or corrections with respect to the Product in consultation with Sonus.  Schering or its designee shall maintain records of all sales and distribution of Product, as applicable, and customers sufficient to adequately administer a Recall, market withdrawal or correction for a period equal to the shelf-life of the Product plus one year after the date the record is created.

Section 14.02                          Recall Costs.  The cost and expense of a Recall shall be allocated as follows:

(a)                                  if such Recall is a voluntary Recall or shall be due to tampering or other cause, other than a manufacturer’s defect, but not due to the.  negligence or misconduct of the Parties, then the Parties shall share equally the costs and expenses incurred by the Party conducting the Recall in connection with such Recall, including, without limitation, all Product credits and returns, freight and shipping costs and Product disposal expenses;

(b)                                 if such Recall is due to the negligence, breach of contract or misconduct of Sonus, all such costs and expenses shall be borne and paid solely by Sonus; and

(c)                                  if such Recall is due to the negligence, breach of contract or misconduct of Schering, all such costs and expenses shall be borne and paid solely by Schering.

Section 14.03                          Notification of Threatened Action.  Throughout the duration of this Agreement, each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from a concerned Governmental Authority which may affect the safety or efficacy claims of the Product or the continued marketing of the Product.  Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

ARTICLE XV

INSURANCE

Section 15.01                          Insurance.  Each Party shall, at its sole cost and expense, obtain and keep in force comprehensive general liability insurance, including any applicable self-insurance coverage, product liability, clinical trial liability, and property and casualty insurance providing commercially reasonable coverage (at least US $10,000,000 coverage) for its activities under this Agreement and its equipment, premises and businesses to be maintained during the Term and for a period of at least five (5) years thereafter.  The insurance policies of the Parties in the United States shall be with financially strong insurance carriers (or, in the case of Schering, self-insurance or insurance through a captive insurance company) and will be primary to any other insurance owned, secured or in place.  Upon execution of this Agreement, each Party shall furnish the other with a certificate of insurance signed by an authorized representative of such Party’s insurance underwriter evidencing the insurance coverage required by this Agreement.

ARTICLE XVI

TERM AND TERMINATION

Section 16.01                          Term.

(a)                                  Except for the obligations under Sections 3.01(a) and Section 16.1(b), which shall be come effective upon execution of this Agreement by both Parties, this Agreement shall commence as of, and the effectiveness of the respective obligations of each party hereunder (including under Article III) is subject to the satisfaction or waiver of the condition that the waiting period (and any extension thereof) applicable to the this Agreement under the HSR Act shall have been terminated or shall have expired.

(b)                                 Each party hereunder shall use its best efforts promptly as practicable to prepare and make the applicable filings under the HSR Act and to thereafter respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act.

(c)                                  After becoming effective as provided above, unless terminated as provided herein, this Agreement shall continue in effect until such time as: (i) no royalties are payable under Section 3.02 hereunder to Sonus; and (ii) Sonus and Schering are no longer Co-Promoting the Product in the US, provided that the license granted pursuant to Section 3.02(e) shall survive such termination.

Section 16.02                          Termination.

(a)                                  Termination at Will.  Notwithstanding any other term or provision of this hereof expressly or impliedly to the contrary, Schering may terminate this Agreement in its entirety (or, in the case of Section 16.02(a)(iii) and Section 16.02(a)(iv) below, on a country-by-country basis), and be fully released of any obligations hereunder (except as is expressly provided for herein) as follows:

(i)                                     upon thirty (30) days prior written notice at any time if Schering determines, in its reasonable judgment, that there are issues of Safety;

(ii)                                  upon thirty (30) days prior written notice if the manufacturing process for the Product cannot be scaled to achieve CMC/Manufacturing within the timelines set out in the CMC/Manufacturing Plan and Budget, as revised from time to time by the Steering Committee;.

(iii)                               immediately if any Third Party receives an injunction (preliminary or permanent) restricting the manufacture, use or sale of the Product in any country on the grounds of Third Party patent infringement and such injunction continues in force for a period of three (3) months or longer;

(iv)                              upon thirty (30) days’ written notice to Sonus, if, based upon assembled NDA submission data from, or the results of, the Pivotal Trial, Schering determines, using its reasonable judgment, that such results do not support the submission of the Product for NDA Approval; or

(v)                                 at any time after NDA Approval, upon twelve (12) months’ notice to Sonus, for any reason, during which time Schering shall remain responsible for all of its duties and obligations hereunder;

(b)                                 Termination for Material Breach.  Failure by Schering or Sonus to comply with any of the respective material obligations and conditions contained in this Agreement shall entitle the other Party to give the Party in default notice requiring it to cure such default.  If such default is not cured within ninety (90) days after receipt of such notice, the notifying Party shall be entitled (without prejudice to any other rights conferred on it by this Agreement) to terminate this Agreement or, in the event of an uncured material breach by Sonus, effect the rights of Schering set forth in Section 16.03(c) by giving a notice to take effect immediately.  Notwithstanding the foregoing, in the event of non-monetary default, if the default is not reasonably capable of being cured within the ninety (90) day cure period by the defaulting Party and such defaulting Party is making a good faith effort to cure such default, the notifying Party may not terminate this Agreement, provided, however, that the notifying Party may terminate this Agreement if such default is not cured within one hundred eighty (180) days of such original notice of default.  The right of either Party to terminate this Agreement as hereinabove provided shall not be affected in any way by its waiver of, or failure to take action with respect to any previous default.

(c)                                  Termination for Insolvency.  In the event that one of the Parties hereto shall go into liquidation, or if a receiver or trustee be appointed for the property or estate of that Party and said receiver or trustee is not removed within sixty (60) days, or the Party makes an assignment for the benefit of creditors (collectively, a “Bankruptcy Event”), and whether any of the aforesaid Bankruptcy Events be the outcome of the voluntary act of that Party, or otherwise, the other Party shall be entitled to terminate this Agreement (or in the event Sonus suffers such Bankruptcy Event, Schering may effect its rights described in Section 16.03(c)) forthwith by giving a written notice to Sonus.  Each Party agrees (to the extent it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim to take the benefit or advantage of, any stay or extension law or any other law wherever enacted, now or at any time hereafter in force, which would prohibit the termination of this Agreement or in any way modify the effects thereof as provided herein; and each Party (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the other Party, but will suffer and permit the execution of every power as though no such law had been enacted.

Section 16.03                          Effect of Termination.

(a)                                  Effect of Termination by Schering under Section 16.02(a) or by Sonus under Section 16.02(b) or 16.02(c).  In the event that this Agreement is terminated by Schering in one or more countries or in its entirety in accordance with Section 16.02(a) hereof or in the event that this Agreement is terminated by Sonus in its entirety in accordance with Section 16.02(b) or 16.02(c) hereof, Schering will, with respect to each country for which the termination applies entirely: (i) deliver to Sonus the Sonus Know-How and assign to Sonus its rights in said Sonus Know-How, Sonus Marks and Sonus Patents, if any, in either case relating solely to the country that is the subject of the termination; (ii) not use the Sonus Know-How as long as it is to be held confidential pursuant to Section 10.01 hereof in such country; (iii) not infringe any of the Sonus Patents or Sonus Marks in such country; (iv) make all payments accrued under this Agreement with respect to such country prior to the effective termination date; (v) transfer all Approval Applications and Approvals related to such country to Sonus upon Sonus’ written request for same; (vi) transfer to Sonus responsibility for and control of ongoing work of Schering related to the Product in an expeditious and orderly manner with the costs for such work assumed by Sonus as of the date of notice; (vii) sell to Sonus, at any time within ninety (90) days of such termination, at Sonus’ election, all or any portion of the inventory of the Product owned by Schering or its Affiliates which are intended for sale in such country at a price equal to Schering’s or its Affiliates’ fully burdened costs for such inventory.  Such election shall be made by Sonus in writing and within thirty (30) days of such termination.  If Sonus elects to purchase such Schering inventory, then Schering shall ship at Sonus’ cost and direction such inventory to Sonus.  Sonus shall pay for such inventory in advance of receipt of such inventory.

(b)                                 Election by Schering.  In the event of a Bankruptcy Event or a material default described in Section 16.02(b) and (c) by Sonus (which default is not cured as provided therein), Schering may elect, in lieu of terminating this Agreement, to declare the license granted pursuant to this Agreement to be irrevocable.  From the date of receipt of notice of such election, Sonus shall have no further rights or obligations under this Agreement, except that Sonus may enforce any financial obligations of Schering pursuant to Article III of this Agreement, provided that any additional Development Costs incurred by Schering to Develop and Commercialize the Product (in the absence of Sonus’ contribution as provided for in this Agreement) shall be credited against all amounts payable by Schering to Sonus pursuant to Article III.

(c)                                  General.  Except where expressly provided for otherwise in this Agreement, termination of this Agreement shall not relieve the Parties hereto of any liability including any obligation to make payments hereunder, which accrued hereunder prior to the Execution Date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder at law or in equity with respect to any breach of this Agreement nor prejudice any Party’s right to obtain performance of any obligation.  This section shall survive termination or expiry of the Agreement for any reason.

Section 16.04                          Surviving Rights.  The rights and obligations set forth in this Agreement shall extend beyond the term or termination of this Agreement only to the extent expressly provided for herein, or to the extent that the survival of such rights or obligations are necessary to permit their complete fulfillment or discharge.

Section 16.05                          Return of Confidential Information upon Termination.  Within thirty (30) days following the expiration or termination of this Agreement, each Party shall return to the other Party, or destroy, upon the written request of the other Party, any and all Confidential Information of the other Party in its possession and upon a Party’s request, such destruction (or delivery) shall be confirmed in writing to such Party by a responsible officer of the other Party; provided, however, that each Party may keep one copy of such Confidential Information as necessary to comply with applicable law.

ARTICLE XVII

MISCELLANEOUS

Section 17.01                          Assignment.  Schering may assign any of its rights or obligations under this Agreement in any country to any of its Affiliates, provided that such assignment does not relieve Schering of its obligations hereunder or otherwise result in a novation, and may sublicense its rights hereunder as permitted under Section 2.02 of this Agreement.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, either Party can sell, transfer or assign its rights under the Agreement to any Third Party as part of a sale of all or substantially all of the assets of such Party or in connection with a merger or consolidation; provided that such Third Party expressly agrees in writing to assume and perform all of the duties and obligations of such Party under this Agreement..  The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.  Any assignment not in accordance with this Agreement shall be void.

Section 17.02                          Force Majeure.  Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than non-payment) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by the other Party.

Section 17.03                          Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, except that no conflict of laws provision shall be applied to make the laws of any other jurisdiction applicable to this Agreement.

Section 17.04                          Patent Marking.  Schering agrees to mark all Product (or the container or label as appropriate) it sells or distributes pursuant to this Agreement in accordance with the applicable statute or regulations pertaining to intellectual property in the country or countries of manufacture and sale thereof.

Section 17.05                          Waiver.  Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

Section 17.06                          Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 17.07                          Notices.  All notices and other communications provided for hereunder shall be in writing and shall be mailed by first-class, registered or certified mail, postage paid, or delivered personally, or by overnight delivery service addressed as follows:

If to Sonus:	Sonus Pharmaceuticals, Inc.
22026 20th Avenue, S.E.
Bothell, Washington 98021
Attention: President
Telephone:
Facsimile:

Copy to:	K. C. Schaaf, Esq.
Stradling Yocca Carlson & Rauth 660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660 Telephone: (949) 725-4000 Facsimile: (949) 725-4100

If to Schering:	Schering Aktiengesellschaft 13342 Berlin Germany

Attn: Head of Legal Department

Copy to:	Berlex Pharmaceuticals, an Operating Unit of Berlex, Inc. 340 Changebridge Road Montville, NJ 07045
Attn: Head of Oncology Global Business Unit

Copy to:	Berlex Pharmaceuticals, an Operating Unit of Berlex, Inc. 340 Changebridge Road Montville, NJ 07045

Attn: General Counsel

Either Party may by like notice specify or change an address to which notices and communications shall thereafter be sent.  Notices sent by mail or overnight delivery service shall be effective upon receipt, and notices given personally shall be effective when delivered.

Section 17.08                          Independent Contractors.  It is expressly agreed that Sonus and Schering shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership or agency of any kind.  Neither Sonus nor Schering shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

Section 17.09                          Rules of Construction.  The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 17.10                          Entire Agreement; Amendment.  This Agreement (including the Exhibits and Schedules attached hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties.  There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the Parties other than as set forth herein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the

Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

Section 17.11                          Headings.  The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several articles hereof.

Section 17.12                          Publicity.  Schering and Sonus shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby (including, without limitation, relating to the activities or information included in any Development Plan), and neither shall issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld; provided, however, (i) that a Party may, without the prior consent of the other Party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the Nasdaq or any stock exchange, or under applicable securities laws, or any other Applicable Laws if it has used reasonable efforts to consult with the other Party prior thereto, and (ii) such consent shall be deemed to have been given if the recipient of the press release or public statement fails to respond to the other Party within forty-eight (48) hours after the recipient’s receipt of such proposed press release or public statement delivered in accordance with the terms of Section 17.07.  No such consent of the other Party shall be required to release information which has previously been made public.

Section 17.13                          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 17.14                          Bankruptcy Matters.  All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of right to “intellectual property” as defined in Section 101 of the Bankruptcy Code.  The Parties agree that Schering may fully exercise all of its rights and elections under the Bankruptcy Code.  The Parties further agree that, in the event Schering elects to retain its rights as a licensee under the Bankruptcy Code, Schering shall be entitled to complete access to the Sonus Technology and Approvals licensed to it hereunder and all embodiments of such Sonus Technology and Approvals, but only as necessary for the purposes of exploitation of the licenses granted under this Agreement.  Such embodiments of Sonus Technology and Approvals shall be delivered to Schering upon written request of Schering.

Section 17.15                          Further Assurances.  Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 17.16                          Affiliates.  Each Party may perform its obligations hereunder personally or through one or more of its Affiliates.  Neither Party shall permit any of its Affiliates to commit any act (including any act of omission) which such Party is prohibited hereunder from committing directly.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officers as of the Effective Date.

Sonus Pharmaceuticals, Inc.		Schering Aktiengesellschaft

By:	/s/ Michael A. Martino	By:	/s/ Hubertus Erlen

Name:	Michael A. Martino	Name:	Hubertus Erlen

Title:	President & Chief Executive Officer	Title:

		By:	/s/ Ulrich Koestlin

		Name:	Ulrich Koestlin

Title:

1

EXHIBIT A

Product Definition and Specification

A-1

EXHIBIT B

Patents and Patent Applications

B-2